UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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DCT Industrial Trust Inc.

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Notice of 2018

Annual Meeting

and

Proxy Statement

555 17th Street, Suite 3700

Denver, Colorado 80202

March 21, 2018

Dear Stockholder,

You are invited to attend the 2018 Annual Meeting of Stockholders to be held at 10:00 a.m. MDT, on Thursday, May 3, 2018, at 555 17th Street, Suite 3700, Denver, Colorado 80202.

Details of the business to be conducted at the meeting are set forth in the accompanying notice of annual meeting and proxy statement.

Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet, or by completing, signing, dating, and returning your proxy card. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Cordially,

Philip L. Hawkins

President and Chief Executive Officer

Every stockholder’s vote is important. Please complete, sign, date and return your proxy form, or authorize your proxy by phone or via the Internet.

Notice of 2018 Annual Meeting of Stockholders

10:00 a.m. MDT, May 3, 2018

555 17th Street, Suite 3700

Denver, Colorado 80202

March 21, 2018

To the Stockholders:

DCT Industrial Trust Inc.’s 2018 Annual Meeting of Stockholders will be held at 555 17th Street, Suite 3700, Denver, Colorado 80202, on Thursday, May 3, 2018, at 10:00 a.m. MDT, for the following purposes:

1.	To elect the eight directors nominated by the Board of Directors to serve until the 2019 annual meeting and until their successors are elected and qualified;

2.	To hold a non-binding, advisory vote on the compensation of our named executive officers;

3.	To approve the DCT Industrial Trust Inc. 2018 Long-Term Incentive Plan;

4.	To ratify the selection of the independent registered public accounting firm for 2018; and

5.	To consider any other matters that may properly come before the meeting.

Stockholders of record at the close of business on March 7, 2018, are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

John G. Spiegleman

Secretary

Important Notice Regarding the Availability of

Proxy Materials for the Stockholder Meeting To Be Held on May 3, 2018

The proxy statement and annual report to stockholders are available at www.proxyvote.com

Proxy Statement

DCT Industrial Trust Inc.

555 17th Street, Suite 3700

Denver, Colorado 80202

This proxy statement is furnished in connection with the solicitation of proxies by DCT Industrial Trust Inc. on behalf of the board of directors for the 2018 Annual Meeting of Stockholders. Distribution of this proxy statement and a proxy card to stockholders is scheduled to begin on or about March 21, 2018, which is also the date by which these materials will be posted. DCT Industrial Trust Inc. is referred to as “DCT Industrial Trust,” the “Company,” “our,” “us” or “we” in this proxy statement.

You can ensure that your shares are voted at the meeting by authorizing your proxy by phone, via the Internet, or by completing, signing, dating and returning a paper copy of a proxy or voting registration form. You may still attend the meeting and vote despite authorizing your proxy by any of these methods. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy, by notifying the inspector of election in writing of such revocation or, if previous instructions were given by phone or via the Internet, by providing new instructions by the same means.

Summary of Proposals Submitted for Vote

Proposal 1: Election of Directors

Nominees: At the annual meeting you will be asked to elect eight directors to the board. Each director will be elected to a one-year term and will hold office until the 2019 annual meeting and until a successor has been duly elected and qualified or until such director’s earlier resignation or removal.

Vote Required: You may vote for, against, or abstain for each of the director nominees. Assuming a quorum is present, each director receiving votes cast for his or her election that exceed the votes cast against his or her election in person or by proxy at the meeting will be elected. Abstentions and broker non-votes, if any, will have no effect on the outcome of the election of directors.

Our board of directors unanimously recommends that you vote FOR each of its director nominees.

Proposal 2: Non-Binding, Advisory Vote on Named Executive Officer Compensation

Compensation of Named Executive Officers: At the annual meeting you will be asked to approve a non-binding, advisory resolution approving the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

Vote Required: You may vote for, vote against, or abstain from voting on the non-binding, advisory resolution approving the compensation of our named executive officers. Assuming a quorum is present, the affirmative vote of a majority of the votes cast on this proposal will be required to approve the non-binding, advisory resolution approving the compensation of our named executive officers. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

Our board of directors unanimously recommends that you vote FOR the approval of the compensation of our named executive officers.

Proposal 3: Approve the DCT Industrial Trust Inc. 2018 Long-Term Incentive Plan

Long-Term Incentive Plan: At the annual meeting you will be asked to approve the DCT Industrial Trust Inc. 2018 Long-Term Incentive Plan (the “2018 Plan”).

Vote Required: You may vote for, vote against, or abstain from voting on approving the 2018 Plan. Under our charter and bylaws, assuming a quorum is present, the affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of the 2018 Plan. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Our board of directors unanimously recommends that you vote FOR the approval of the 2018 Plan.

Proposal 4: Ratification of the Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm: At the annual meeting you will be asked to ratify the audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.

Vote Required: You may vote for, vote against, or abstain from voting on ratifying the appointment of the independent registered public accounting firm. Assuming a quorum is present, the affirmative vote of a majority of the votes cast on this proposal will be required to ratify the audit committee’s appointment of the independent registered public accounting firm. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

Our board of directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.

The foregoing are only summaries of the proposals. You

should review the full discussion of each proposal in this

proxy statement before casting your vote.

Proposal 1: Election of Directors

At the 2018 annual meeting, eight directors are to be elected to each hold office until the 2019 annual meeting and until a successor has been duly elected and qualified or until such director’s earlier resignation or removal. Our bylaws provide for majority voting in uncontested director elections. Pursuant to our bylaws, in an uncontested election a director is elected if the votes cast for his or her election exceed the votes cast against his or her election. Under our corporate governance guidelines, any director who fails to be elected by a majority vote in an uncontested election is required to promptly tender his or her resignation to our board of directors for its consideration. The board of directors will act on any such tendered resignation within 90 days following certification of the stockholder vote and will promptly and publicly disclose its decision. The eight nominees for election at the 2018 annual meeting, all proposed by our board of directors, are listed below with brief biographies. Each of these nominees is a current director of DCT Industrial Trust. We do not know of any reason why any nominee would be unable to serve as a director. If a nominee is unable to serve, however, proxies will be voted for the election of such other person as the board of directors may recommend. The following is a biographical summary of the experience of our director nominees, which includes, for each person, the specific experience, qualifications, attributes and skills that led to the conclusion by our board of directors that such person should serve as a director of our Company.

Our board of directors unanimously recommends that you vote FOR each of its director nominees.

Philip L. Hawkins. Director since 2006

Mr. Hawkins, age 62, has been our Chief Executive Officer since October 2006 and our President since January 2016. Mr. Hawkins was the President, Chief Operating Officer and a director of CarrAmerica Realty Corporation, where he had been employed from 1996 until July 2006. CarrAmerica was a public REIT focused on the acquisition, development, ownership and operation of office properties in select markets across the United States and was acquired by a fund managed by The Blackstone Group in July 2006. Prior to joining CarrAmerica, Mr. Hawkins spent approximately 13 years with LaSalle Partners (now Jones Lang LaSalle), a real estate services company where he was a director and held various positions involving real estate investment, development, leasing and management. Mr. Hawkins serves as a director and a compensation committee member of Corporate Office Properties Trust, a publicly traded office REIT that focuses primarily on serving the specialized requirements of U.S. government agencies and defense contractors. He is a member of the National Association of Real Estate Investment Trusts (NAREIT) as well as serving on its Board of Governors and is a trustee of Hamilton College. He holds an M.B.A. from the University of Chicago Graduate School of Business and a Bachelor of Arts degree from Hamilton College.

Marilyn A. Alexander. Director since 2011

Ms. Alexander, age 66, has over thirty-five years of experience in a range of industries, including real estate, hospitality and management consulting. Ms. Alexander has been a consultant since 2003, currently serving as principal of Alexander & Friedman LLC, a management consulting company that she founded. She previously served in executive roles in finance, brand management, marketing and revenue management at The Walt Disney Company and Marriott Corporation. She also serves as a director of Torchmark Corporation, a financial services holding company specializing in life and supplemental health insurance. From 2008 to April 2016, she served as a director of Tutor Perini Corporation, a leading civil and building construction company offering diversified general contracting and design/build services to private clients and public agencies in the U.S. and abroad. From November 2004 until its sale in February 2007, Ms. Alexander served as a trustee of Equity Office Properties Trust. She also served as a director of New Century Financial Corporation, a formerly publicly-traded REIT, from May 2005 to April 2007. Ms. Alexander served as a trustee of PIMCO Variable Insurance Trust, PIMCO Commercial Securities Trust, Inc. and PIMCO Strategic Global Government Fund, Inc. from October 2006 to August 2007. Ms. Alexander earned a Bachelor’s degree at Georgetown University in Philosophy and an MBA at the Wharton Graduate School of the University of Pennsylvania; she is a licensed CPA in the Commonwealth of Virginia.

Thomas F. August. Director since 2006

Mr. August, age 69, served as President and Chief Executive Officer of DDR Corp., a publicly traded REIT, from July 2016 to March 2017, and as a director of DDR Corp. from May 2016 to March 2017. Mr. August retired from Equity Office Property Trust as of December 31, 2015. He served as President and Chief Executive Officer of Equity Office Properties Trust from July 2010 and served from October 2009 to July 2010 as its Chairman. Equity Office Properties Trust is currently a private company controlled by The Blackstone Group. From February 2008 to August 2009 he served as the Executive Vice President and Chief Operating Officer of Behringer Harvard REIT I, Inc., and from May 2009 through August 2009 he also served as Chief Executive Officer of Behringer Harvard REIT I, Inc. He served as a trustee of Brandywine Realty Trust, a publicly traded REIT, from January 2006 through February 2008. From October 1999 to January 2006, Mr. August had served as President, Chief Executive Officer and a trustee of Prentiss Properties Trust. Prior to that time, he was President and Chief Operating Officer of Prentiss since Prentiss’ initial public offering in October 1996. From 1992 to 1996, Mr. August served as President and Chief Operating Officer of a Prentiss affiliate, Prentiss Properties Limited, Inc. From 1987 to 1992, Mr. August served as Executive Vice President and Chief Financial Officer of Prentiss’ predecessor company. From 1985 to 1987, Mr. August served in executive capacities with Cadillac Fairview Urban Development, Inc. Prior to joining Cadillac Fairview Urban Development in 1985, Mr. August was Senior Vice President of Finance for Oxford Properties, Inc., in Denver, Colorado, an affiliate of a privately-held Canadian real estate firm. Previously, he was a Vice President of Citibank, responsible for real estate lending activities in the Midwest. Mr. August has more than 40 years of experience as a senior executive in the real estate industry, including prior experience as the chief executive officer of a publicly traded REIT. Mr. August holds a Bachelor’s degree from Brandeis University and an M.B.A. degree from Boston University.

John S. Gates, Jr. Director since 2006

Mr. Gates, age 64, has served since January 1, 2005 as the Chairman and Chief Executive Officer of PortaeCo, a private investment and asset management company. He also served from August 2010 until August 2014 as the Chairman of the Board of the Regional Transportation Authority of Metropolitan Chicago, which is responsible for all passenger transit operations in the metropolitan Chicago area. From 2007 to 2010, Mr. Gates served as Chairman of the Board and Chairman of the Finance Committee of the Metropolitan Pier and Exhibition Authority (McPier), which owns and operates Chicago’s McCormick Place, Navy Pier. In 1984, Mr. Gates co-founded CenterPoint Properties Trust and served as Co-Chairman and Chief Executive Officer for 22 years. During that period, CenterPoint became one of the largest private property owners in the Metropolitan Chicago Region and the nation’s first publicly traded industrial property REIT. In March 2006, CenterPoint was acquired by the California Public Employees Retirement System and Jones Lang LaSalle for approximately $3.5 billion. In 1979, Mr. Gates joined CB Richard Ellis, and in 1981 co-founded the Chicago office of Jones Lang Wootton (now Jones Lang LaSalle), a global commercial property investment firm. Mr. Gates is a director of Care Capital Properties, The Davis Funds, Miami Corporation and numerous not-for-profit institutions. Mr. Gates has more than 35 years of experience in the industrial real estate industry, public company practice and government leadership. Mr. Gates graduated from Trinity College with a Bachelor’s degree in Economics.

Raymond B. Greer. Director since 2010

Mr. Greer, age 55, has over thirty years of logistics and transportation experience. Mr. Greer has served since February 2018 as the Chief Executive Officer of Omnitracs, a fleet management software services company. From February 2011 to January 2018, Mr. Greer served as the President of BNSF Logistics, LLC, which is an international third party logistics provider and a wholly-owned subsidiary of Burlington Northern Santa Fe, LLC, a Berkshire Hathaway company. From March 2005 to January 2010, Mr. Greer served as President and Chief Executive Officer of Greatwide Logistics Services, a non-asset based logistics and transportation services company. Greatwide and its senior lenders filed a Chapter 11 bankruptcy filings in October 2008 to restructure Greatwide’s debt and permit a purchase of the business. From December 2002 to March 2005, Mr. Greer served as President and Chief Executive Officer for Newgistics, Inc., a reverse logistics company. Mr. Greer served as President of Global Network Solutions and Services for i2 Technologies, Inc., a supply chain management software and services company, from February 2002 to November 2002. Mr. Greer has also held senior management positions for Ryder and FedEx Corporation. From June 2005 to April 2007, Mr. Greer served as a director of Kitty Hawk, Inc., a publicly traded air cargo company. Mr. Greer also serves on the board of LifeVantage, a publicly traded network marketing company. Mr. Greer received a Bachelor of Science in Mathematics from the University of Utah and an Executive Masters in Information Systems & Telecommunications from Christian Brothers University.

Tripp H. Hardin. Director since 2002

Mr. Hardin, age 56, is an Executive Director at Cushman & Wakefield, one of the world’s largest, full service, commercial real estate firms. Prior to joining Cushman & Wakefield in 2017, Mr. Hardin was an executive vice- president with CBRE for 10 years. He has over 30 years of experience in the commercial real estate industry, with a focus on the sale and leasing of office and industrial properties. Mr. Hardin graduated from Stanford University with a Bachelor of Science degree in Industrial Engineering.

Tobias Hartmann. Director since 2016

Mr. Hartmann, age 45, is President U.S. & Management Board Member of HelloFresh SE, a leading global provider of fresh food at home. Before joining HelloFresh in August 2017, Mr. Hartmann served as President of Radial Inc., an international provider of omnichannel commerce technology and operations solutions. From May 2011 to October 2015, Mr. Hartmann served in various positions at eBay Enterprise, formerly a division of eBay Inc., including Vice President of Global Operations/Client Services/International as well as Interim President. Mr. Hartmann earned his Bachelor of Arts degree in Economics and a Master of Business Administration from Clark University.

Marcus L. Smith. Director since 2017

Mr. Smith, age 51, recently retired from a 23 year career at MFS Investment Management, a global investment manager, where he managed the MFS Institutional International Fund (MIEIX) for 17 years and the MFS Concentrated International Fund for 10 years. In addition to his portfolio management duties, Mr. Smith served as Director of Equity, Canada from 2012 to 2017, Director of Equity, Asia from 2010 to 2012, and Director of Asian Equity Research from 2005 to 2010. Mr. Smith served on the MFS Equity Management committee from 2005 to 2017. Prior to joining MFS, Mr. Smith was a senior consultant at Accenture, working within their Financial Services Group. Mr. Smith served as a United States Army Reserve Officer from 1987 to 1992. Mr. Smith earned a Masters of Business Administration from The Wharton School, University of Pennsylvania and a Bachelor of Science, Cum Laude, in Computer Science from the University of Mount Union. Mr. Smith is currently on the Board of Directors of MSCI, a provider of equity, fixed income, hedge fund stock market indexes and equity portfolio analysis tools. He is also a trustee of the University of Mount Union and has served as the chairman of the finance committee since September 2015. He also currently sits on the Boston advisory board of the Posse Foundation.

Corporate Governance

DCT Industrial Trust remains committed to maintaining leading corporate governance practices. We seek to achieve this objective through, among other things, our governance policies and compliance with the Sarbanes-Oxley Act of 2002 and the rules of the New York Stock Exchange, or NYSE. Our board of directors has formalized several policies, procedures and standards of corporate governance reflected in our governance guidelines. These governance guidelines, some of which we touch on below, can be viewed together with any future changes on the DCT Industrial Trust website at www.dctindustrial.com under corporate information-governance documents on the investors webpage.

Director Independence. We require that a majority of our board of directors be independent under listing standards adopted by the NYSE. To determine whether a director is independent, the board of directors must affirmatively determine that there is no direct or indirect material relationship between our Company and the director. The board of directors has determined that Ms. Alexander and Messrs. August, Gates, Greer, Hardin, Hartmann and Smith are independent. The board of directors reached its decision after reviewing director questionnaires, considering transactions and relationships between each director or any member of his or her immediate family and our Company and considering other relevant facts and circumstances. The board of directors has also determined that all members of the audit, compensation and nominating and corporate governance committees are independent in accordance with NYSE and applicable Securities and Exchange Commission, or SEC, rules and that all members of the audit committee are financially literate.

In connection with the determination by our board of directors that Mr. Hardin was independent, the board of directors considered our payment of real estate brokerage fees to Cushman & Wakefield and its subsidiaries (“CW”). Mr. Hardin serves as Executive Director at CW. The board of directors’ conclusion that Mr. Hardin was independent, notwithstanding these payments to CW, was based on the following information, which in view of our board of directors demonstrates the de minimis nature of the relationship between our Company and CW as it relates to Mr. Hardin’s independence: (1) Mr. Hardin received no benefit, directly or indirectly, with regard to these payments; (2) Mr. Hardin did not have any direct or indirect decision making authority or any other role, in any capacity, relating to the transactions giving rise to the payments from our Company to CW; (3) Mr. Hardin was not an executive officer or member of senior management of CW; (4) our Company paid CW approximately $1.9 million in 2017, which amounted to less than 0.05% of CW’s total revenues for 2017; and (5) a significant portion of this total amount was paid for transactions in which CW represented a tenant and not our Company.

Leadership Structure. Although our Corporate Governance Guidelines allow for one individual to serve as both Chairman of the Board and Chief Executive Officer, those roles are currently filled by Mr. August and Mr. Hawkins, respectively. We do not believe the roles must be separated to best serve our Company and our stockholders but the current leadership structure has allowed us to leverage the extensive knowledge of our industry possessed by Mr. August and Mr. Hawkins. As the Chairman of the Board, Mr. August is an independent director and also serves as our lead independent director. We believe that the roles of the Chairman of the Board and lead independent director can efficiently and effectively be filled by one independent director.

The responsibilities of our lead independent director include, but are not limited to, the following:

•	meeting at least once every quarter with the Chairman of the Board (if the Chairman of the Board is a management director) and the Chief Executive Officer;

•

presiding at all meetings of the board of directors at which the Chairman of the Board, if different from the lead independent director, is not present, including executive sessions of the independent directors;

•	serving as liaison between the Chairman of the Board, if different from the lead independent director, and the independent directors;

•	reviewing all information sent to the board of directors;

•	reviewing all meeting agendas for the board of directors; and

•	overseeing meeting schedules to assure that there is sufficient time for discussion of all agenda items.

Our lead independent director also has the authority to call meetings of the independent directors. If the Chairman of the Board is an independent director, he or she will serve as the lead independent director. Otherwise, the lead independent director is to be selected by the independent directors at the meeting of the board of directors scheduled on the day of each annual meeting of our stockholders (or, if no such meeting is held, on the first subsequent regularly scheduled meeting of the board of directors).

The board of directors determined that its current leadership structure was appropriate because it (i) allowed us to most effectively obtain the benefits of the extensive knowledge of our industry and strategic vision of both of Mr. August and Mr. Hawkins, (ii) allowed for the efficient and effective handling of the responsibilities of the board of directors with key leading roles played by both Mr. August and Mr. Hawkins, and (iii) helped ensure strong independent oversight by the board of directors.

Communicating with Directors. Any interested party who desires to communicate with any of our directors individually, with the board of directors as a group, or with a particular group of the board of directors, may do so by writing to them c/o Secretary, DCT Industrial Trust Inc., 555 17th Street, Suite 3700, Denver, Colorado 80202. Communications should clearly indicate for whom they are intended and our Secretary will deliver them to the appropriate persons accordingly.

Stockholder Recommended Nominees for Director. The nominating and corporate governance committee considers stockholder recommended nominees for directors and screens all potential candidates in the same manner regardless of the source of the recommendation. Recommended nominees should be submitted to the committee following the same requirements as stockholder proposals generally and, like all proposals, must satisfy and will be subject to our bylaws and applicable rules and regulations. Submittals should also contain the name, age and address of the candidate, a description of the qualifications and background of the candidate, a consent of the candidate to be named in the proxy statement relating to our annual meeting of stockholders and to serve as director if elected at such meeting, a description of all arrangements or understanding between the stockholder and the candidate, information regarding the candidate’s stock ownership, and evidence of the nominating person’s stock ownership. The committee will consider stockholder recommendations for board candidates, which should be sent to: Secretary, DCT Industrial Trust Inc., 555 17th Street, Suite 3700, Denver, Colorado 80202. For more information on procedures for submitting nominees, refer to stockholder nominations under “Additional Information” on page 55. The committee reviews its recommendations with the board of directors, which in turn selects the final nominees. The committee may look at a variety of factors in identifying potential candidates and may request interviews or additional information as it deems necessary. There are no minimum qualifications that the committee believes must be met by a nominee, other than those reflected in our corporate governance guidelines, which provide that each director must (1) have an unblemished reputation for integrity and values, (2) possess the highest personal and professional ethics, (3) remain committed to representing the long term interests of the stockholders, (4) have a reputation for exercising good business judgment and practical wisdom and (5) have education and experience that provides sound knowledge of business, financial, governmental or legal matters that are relevant to our business and our status as a publicly owned company. Neither the committee nor the board of directors has a policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates, and one of the enumerated factors under the committee’s charter that the committee may consider when identifying potential nominees is the interplay of the candidate’s experience with the experience of the other board members. In the course of identifying and evaluating candidates, the committee may sometimes retain third-party search firms to identify candidates for the board of directors who are then screened following the same procedures as all other candidates. In addition to stockholder nominees, the committee will consider candidates recommended by directors, officers, third-party search firms, employees and others. Mr. Smith was initially recommended to us by a third-party search firm.

Proxy Access Bylaw Provisions. On May 4, 2016, we amended our bylaws to adopt a proxy access provision to permit a stockholder, or group of no more than 20 stockholders, meeting specified eligibility requirements, to include director nominees in our proxy materials for annual meetings of stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must, among other requirements:

•	have owned shares of common stock equal to at least 3% of the aggregate of the issued and outstanding shares of common stock continuously for at least the prior three years;

•

represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control and that such stockholder or group does not presently have such intent; and

•

provide a notice requesting the inclusion of director nominees in our proxy materials and provide other required information to us not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the prior year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the prior year’s annual meeting).

Additionally, all director nominees submitted through these provisions must be independent and meet specified additional criteria, and stockholders will not be entitled to utilize this proxy access right at an annual meeting if we receive notice through our advanced notice by-law provisions that a stockholder intends to nominate a director at such meeting. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 20% of the number of directors then in office.

The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our bylaws.

Bylaw Amendment Provisions. On May 5, 2017, we amended our bylaws to permit our bylaws to be amended by the affirmative vote of a majority of all votes entitled to be cast by the stockholders of the issued and outstanding shares of our common stock at a meeting of stockholders duly called and at which a quorum is present.

Risk Oversight. The board of directors plays an important role in the risk oversight of DCT Industrial Trust, primarily through direct decision-making authority with respect to significant matters and the oversight of management by the board of directors and its committees.

In particular, the board of directors administers its risk oversight function through (1) the review and discussion of regular periodic reports to the board of directors and its committees on topics relating to the risks that we face, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against us and various other matters relating to our business, (2) the required approval by the board of directors (or a committee thereof) of significant transactions and other decisions, including, among others, significant acquisitions and dispositions of properties, development projects, certain new borrowings and the appointment and retention of our senior executives, (3) the direct oversight of specific areas of our business by the compensation, audit and nominating and corporate governance committees, and (4) regular periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT for tax purposes and our internal controls and financial reporting. The board of directors also relies on management to bring significant matters affecting our Company to its attention.

Pursuant to its charter, the audit committee is specifically responsible for discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. As part of this process, the audit committee oversees the planning and conduct of regular risk assessment protocols that are designed to identify and analyze risks to achieving our business objectives. The results of the risk assessment are discussed with management, used to develop our annual internal audit plan, and are reviewed quarterly by the committee. In addition, our Whistleblowing and Whistleblower Protection Policy enables anonymous and confidential submission by employees of complaints or concerns regarding a violation of applicable laws, regulations, or business ethical standards or a questionable accounting, accounting control or auditing matter. These complaints or concerns may be submitted directly to members of the audit committee.

Given its role in the risk oversight of DCT Industrial Trust, the board of directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. Although there are different leadership structures that could allow the board of directors to effectively oversee the management of such risks, and while the board of directors believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason the board of directors selected its current leadership structure over other potential alternatives. See the discussion under the heading “—Leadership Structure” above for a discussion of why the board of directors has determined that its current leadership structure is appropriate.

Code of Business Conduct and Ethics. We have adopted a code of business conduct and ethics which can be viewed on the DCT Industrial Trust website at www.dctindustrial.com under corporate governance on the investor relations webpage. The code outlines in detail the key principles of ethical conduct expected of DCT Industrial Trust employees, officers and directors, including, among others, matters related to transactions involving Company securities, conflicts of interest, use of Company assets, fair dealing and Company accounting. In addition, our Whistleblowing and Whistleblower Protection Policy enables anonymous and confidential submission by employees of complaints or concerns regarding a violation of applicable laws, regulations, or business ethical standards or a questionable accounting, accounting control or auditing matter. Our Whistleblowing and Whistleblower Protection Policy can be viewed on the DCT Industrial Trust website at www.dctindustrial.com under corporate information-governance documents on the investors webpage.

Corporate Governance Guidelines. We have adopted corporate governance guidelines which can be viewed on the DCT Industrial Trust website at www.dctindustrial.com under corporate information-governance documents on the investors webpage.

Board of Directors and Committees

Our board of directors currently consists of nine directors, eight of whom are independent under the requirements of the NYSE listing rules. Mr. O’Keeffe has informed us that he will not stand for reelection at the 2018 annual meeting. Following the annual meeting, the number of directors constituting our board of directors will be reduced from nine members to eight members. The board of directors held five meetings during 2017 and all directors attended 75% or more of the board of directors’ meetings and meetings of the committees on which they served during the periods they served. All members of our board are expected to attend our annual meetings of stockholders in person, unless doing so is impracticable because of unavoidable conflicts. All of our then current directors attended the 2017 annual meeting in person.

The four standing committees of the board of directors are an audit committee, an investment committee, a compensation committee and a nominating and corporate governance committee. The audit, compensation and nominating and corporate governance committee responsibilities are stated more fully in their respective charters which have been adopted by the board of directors. The charters can be viewed, together with any future changes, on the DCT Industrial Trust website at www.dctindustrial.com under corporate information-committee charting on the investors webpage.

Audit Committee. The current members of the audit committee are Ms. Alexander, who chairs the committee, and Messrs. August, O’Keeffe and Smith, each of whom is independent under the rules of the NYSE and the SEC. The board of directors has determined that Mr. August and Ms. Alexander are qualified as audit committee financial experts within the meaning of the SEC regulations. There were five meetings of the committee in 2017 and its report appears on page 45. The primary responsibilities of this committee are to assist the board of directors in overseeing: (1) our accounting and financial reporting processes; (2) the integrity and audits of our consolidated financial statements, (3) our compliance with legal and regulatory requirements; (4) the qualifications and independence of our independent registered public accounting firm; and (5) the performance of our independent registered public accounting firm and any internal auditors. The committee is also responsible for engaging the independent registered public accounting firm, approving professional services provided by the independent registered public accounting firm, considering and approving the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. As noted above, Mr. O’Keeffe will not stand for reelection at the 2018 annual meeting and will thereafter no longer serve on the Audit Committee.

Investment Committee. The current members of the investment committee are Messrs. Hardin, who chairs the committee, Gates, Greer and Hartmann. This committee is responsible for approving certain material acquisitions, dispositions and other investment decisions of our Company. There were 10 meetings of the committee in 2017.

Compensation Committee. The current members of the compensation committee are Messrs. August, who chairs the committee, Greer and Hartmann, each of whom is independent under the rules of the NYSE. The primary responsibilities of this committee are to: (1) evaluate the performance and determine the compensation of our chief executive officer; (2) review and determine the compensation payable to our executive officers; (3) make recommendations to the board of directors regarding the compensation payable to members of the board of directors; (4) review our incentive compensation and other stock-based plans and administer our stock based plans and our incentive compensation plan; and (5) review and discuss with management the Compensation Discussion and Analysis to be included in the proxy statement for our annual meetings. There were four meetings of the committee in 2017 and its report appears on page 43.

Nominating and Corporate Governance Committee. The current members of the nominating and corporate governance committee are Messrs. Gates, who chairs the committee, Hardin, O’Keeffe, Smith and Ms. Alexander, each of whom is independent under the rules of the NYSE. The primary responsibilities of this committee are to: (1) review and make recommendations to the board of directors on board organization matters; (2) assist the board of directors with evaluating the effectiveness of the board of directors and its committees; (3) review and make recommendations for committee appointments to the board of directors; (4) identify individuals qualified to become board members and propose to the board of directors a slate of nominees for election at the annual meeting of stockholders; (5) assess and make recommendations to the board of directors on corporate governance matters; and (6) develop and recommend to the board of directors a set of corporate governance principles. There were 13 meetings of the committee in 2017. The number of committee meetings during 2017 was largely due to meetings held in connection with the recruitment and appointment of a new director. As noted above, Mr. O’Keeffe will not stand for reelection at the 2018 annual meeting and will thereafter no longer serve on the Nominating and Corporate Governance Committee.

Executive Officers

The following table sets forth certain information concerning our executive officers who, subject to rights pursuant to any employment agreements, serve at the pleasure of our board of directors.

Name	Age	Position
Philip L. Hawkins	62	President and Chief Executive Officer*
Teresa L. Corral	54	Executive Vice President of Investments and Portfolio Management
Neil P. Doyle	48	Managing Director, Central Region
Matthew T. Murphy	53	Chief Financial Officer and Treasurer
John V. Pharris	53	Managing Director, West Region
Charla Rios	56	Executive Vice President, Property Management
Michael J. Ruen	51	Managing Director, East Region
John G. Spiegleman	50	Executive Vice President, General Counsel and Secretary

*	See biographical summary under “Proposal 1: Election of Directors”

The following is a biographical summary of the experience of our executive officers, other than for Mr. Hawkins as noted above.

Teresa L. Corral, age 54, has been our Company’s Executive Vice President of Investments and Portfolio Management since May 2011. Ms. Corral oversees our Company’s investment and disposition process as well as portfolio management of our balance sheet and joint venture assets. Prior to this role, Ms. Corral served as our Company’s Senior Vice President of Institutional Capital Management and Dispositions since 2006. Ms. Corral brings more than 30 years of experience in acquisitions, due diligence, and underwriting institutional and privately-held real estate to our Company. Prior to joining our Company in 2003, Ms. Corral served in various positions with Clayton, Williams, and Sherwood Inc., a private investment firm. She also worked for various affiliates of Clayton, Williams, and Sherwood Inc., including CWS Communities Trust, a private REIT. Ms. Corral received her Bachelor’s degree in Business Administration and Economics from St. Mary’s College of California.

Neil P. Doyle, age 48, has been our Company’s Managing Director, Central Region, since April 2012. He is responsible for all property operations, investments and development in the Central Region. Prior to joining our Company in 2012, Mr. Doyle served in various positions at CenterPoint Properties Trust since 1997. Most recently, from February 2007 through June 2011, he served as Executive Vice President of Infrastructure and Transportation at CenterPoint Properties Trust with responsibility for the sourcing and execution of logistics-based industrial parks in key U.S. intermodal and port markets. Prior to this role, Mr. Doyle served as Senior Vice-President of Development at CenterPoint from July 2005 through January 2007. Mr. Doyle holds a Bachelor of Science degree in Civil Engineering from Marquette University.

Matthew T. Murphy, age 53, has been Chief Financial Officer of our Company since September 2011. Mr. Murphy has been with our Company or an affiliate since 2003, previously serving as interim Chief Financial Officer, Executive Vice President and Treasurer. Mr. Murphy has served as Treasurer of our Company since October 2006 and, from May 2003 through October 2006, served as the Controller of Dividend Capital Advisors LLC, which was our external advisor at the time. From February 1998 until joining our former external advisor in May 2003, Mr. Murphy was a Vice President and Controller of Pritzker Residential, LLC, a privately-owned, fully-integrated multi-family real estate investment company. Prior to joining Pritzker, Mr. Murphy served in various positions with Security Capital Group and its affiliates, including Archstone-Smith Trust and ProLogis. Prior to joining Security Capital Group, in 1992, Mr. Murphy was a staff accountant with Coopers and Lybrand. Mr. Murphy served as a director of Versus Capital Multi-Manager Real Estate Income Fund LLC from July 2012 through August 2013. Mr. Murphy holds a Bachelor’s degree in Accounting from Colorado State University.

John V. Pharris, age 53, has been our Company’s Managing Director, West Region, since August 2014. He is responsible for all property operations, investments and developments in the West Region. Mr. Pharris has over 25 years of commercial real estate industry experience. Prior to his position as Managing Director, Mr. Pharris served as a one of our Regional Vice Presidents, where he was responsible for our Southern California assets. Before joining our Company in February 2011, Mr. Pharris served as a Senior Development Manager for Panattoni Development Company for nearly ten years where he oversaw all aspects of pre-development, entitlement, construction, leasing and stabilization on projects he sourced in the Inland Empire region of Southern California. Mr. Pharris holds a Bachelor of Science degree in Marketing from California State University, Sacramento.

Charla Rios, age 56, has been our Company’s Executive Vice President of Property Management since June 2011. Ms. Rios is responsible for planning, directing and managing our property management activities and leading our Company’s property management teams. Ms. Rios brings over 25 years of property management experience to our Company. Prior to joining our Company in 2011, Ms. Rios served as First Vice President and West Regional Property Manager of Prologis, Inc. for 16 years. Before joining Prologis, Inc., Ms. Rios was a Senior Property Manager with Trammell Crow Company in Phoenix, managing a portfolio for Pension Fund Advisors and institutional owners.

Michael J. Ruen, age 51, has been a Managing Director of our Company since early 2007 and prior to that a Senior Vice President of our Company since 2005. From February 2004 through October 2006, Mr. Ruen was an employee of Dividend Capital Advisors LLC, which was our external advisor at the time. Since the latter part of 2008, Mr. Ruen has overseen the Eastern Region of our Company, responsible for all property operations, investments and development in that region. Prior to that time, Mr. Ruen was responsible for capital deployment in the Eastern United States and development. Prior to joining our former advisor in February 2004, he was employed for nine years in various positions with ProLogis. Before leaving ProLogis, Mr. Ruen had been a First Vice President and Market Officer with responsibility over development, acquisition and portfolio operations for the state of Tennessee. Prior to that, he had similar responsibilities for Denver, Birmingham and Chattanooga after managing the leasing and marketing activities for Atlanta. Prior to joining ProLogis, Mr. Ruen was with CB Richard Ellis-Atlanta and was responsible for various institutional account activities including general brokerage. He received his Bachelor of Science degree in Business Administration from the University of Alabama and an M.B.A. from Georgia State University.

John G. Spiegleman, age 50, has been Executive Vice President and General Counsel of our Company since May 2011. Mr. Spiegleman is responsible for all legal, human resources, risk management and compliance matters. Mr. Spiegleman brings more than 27 years of experience to our Company. Prior to joining our Company in 2011, Mr. Spiegleman served as a Senior Vice President and Assistant General Counsel of Aimco from January 2006 to April 2011. While at Aimco, Mr. Spiegleman managed the legal aspects for all its transactions. Prior to joining Aimco, Mr. Spiegleman was Senior Vice President of Miller Global Properties for seven years. While at Miller Global, a privately-held company that owns, develops, and operates office and hotel properties throughout the world, Mr. Spiegleman served in legal and business roles. Mr. Spiegleman received his Juris Doctor from the University of Colorado, School of Law and his Bachelor’s degree in Economics from Denison University.

There is no family relationship between our directors or executive officers. None of the organizations at which our directors or executive officers served or were employed prior to their employment with us is an affiliate of us, other than our former advisor and its affiliates.

Principal Stockholders

The following table sets forth, as of January 31, 2018, ownership information with respect to our common stock and partnership units in our operating partnership, for those persons known to us to be the beneficial owner of 5% or more of our outstanding common stock, each of our named executive officers, directors and director nominees, individually, and all of our executive officers and directors, as a group.

	Common Stock			Common Stock and Units
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Common Stock(2)	Number of Shares and Units Beneficially Owned(1)		Percent of Common Stock and Units(2)
Directors and Executive Officers
Philip L. Hawkins	73,050	(3)	*	562,517	(3)	*
Marilyn A. Alexander	13,342	(4)	*	14,933	(4)	*
Thomas F. August	25,908	(5)	*	28,095	(5)	*
John S. Gates, Jr	31,484	(6)	*	33,075	(6)	*
Raymond B. Greer	14,254	(7)	*	15,845	(7)	*
Tripp H. Hardin	19,901	(8)	*	21,492	(8)	*
Tobias Hartmann	1,498	(9)	*	3,089	(9)	*
John C. O’Keeffe	7,155	(10)	*	8,746	(10)	*
Marcus L. Smith	—	(11)	*	1,381	(11)	*
Neil P. Doyle	—	(12)	*	51,158	(12)	*
Matthew T. Murphy	23,792	(13)	*	161,155	(13)	*
John V. Pharris	4,748	(14)	*	43,461	(14)	*
John G. Spiegleman	—	(15)	*	77,531	(15)	*
All directors and officers as a group (16 persons)	277,241	(16)	*	1,332,737	(16)	1.4%

Five Percent Stockholders
The Vanguard Group, Inc.(17)	14,927,576		15.9%	14,927,576		15.3%
BlackRock, Inc.(18)	11,228,296		12.0%	11,228,296		11.5%
FMR LLC
Abigail P. Johnson(19)	9,175,816		9.8%	9,175,816		9.4%
Vanguard Specialized Funds – Vanguard REIT Index Fund(20)	6,267,707		6.7%	6,267,707		6.4%
T. Rowe Price Associates, Inc. (21)	5,036,366		5.4%	5,036,366		5.2%

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock or units, except to the extent authority is shared by spouses under community property laws. Unless otherwise listed, the address of each of the stockholders is c/o DCT Industrial Trust Inc., 555 17th Street, Suite 3700, Denver, Colorado 80202.

*	Less than 1.0% of the outstanding securities of our Company and its subsidiaries.
(1)

“Number of shares beneficially owned” includes shares of common stock that may be acquired by (i) exercising stock options within 60 days of January 31, 2018 or (ii) converting phantom shares vested or vesting within 60 days of January 31, 2018 to actual shares, but does not include shares of common stock that may be acquired by redeeming OP units in our operating partnership. “Number of shares and units beneficially owned” includes all shares included in the column titled “Number of shares beneficially owned” plus shares of common stock that may be acquired by converting all unvested phantom shares and redeeming OP units in our operating partnership assuming that (i) all outstanding OP units are immediately redeemable/exchangeable, (ii) all outstanding LTIP units have vested in full and have been converted into an equal number of OP units and (iii) all OP units have been exchanged for shares of common stock. For purposes of this table, fractional shares of common stock, OP units and LTIP units have been rounded to the nearest whole number. Pursuant to the limited partnership agreement of our operating partnership, after receiving a redemption notice from a unit holder, our operating partnership must redeem units for cash or, at our option, shares of common stock on a one-for-one basis, subject to certain conditions including that such OP units have been issued and outstanding for at least a year. The terms of the LTIP units are described in “Executive and Director Compensation—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—LTIP Units.”
(2)	As of January 31, 2018, 93,843,727 shares of common stock, 2,467,685 OP units and 1,311,052 LTIP units were outstanding. To compute the percentage of outstanding shares of common stock held by each person and unless otherwise noted, any share of common stock which such person has the right to acquire pursuant to the exercise of stock options exercisable, or conversion of phantom shares vested or vesting within 60 days of January 31, 2018 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of outstanding shares of common stock and units held by each person is calculated in the same manner as the percentage of outstanding shares of common stock, except that in performing this calculation we assume that: (i) all outstanding LTIP units held by all persons have vested in full and have been converted into an equal number of OP units, (ii) all OP units held by all persons, other than us, have been exchanged for shares of common stock and (iii) all phantom shares held by all persons, whether vested or not, have been converted into shares of common stock.
(3)	The “number of shares and units beneficially owned” column includes 489,467 LTIP units (of which 403,320 are vested as of January 31, 2018).
(4)	Includes 12,188 vested phantom shares and 1,154 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after January 31, 2018. Additionally, the “number of shares and units beneficially owned” column includes 1,591 phantom shares that are not currently vested.
(5)	Includes 18,093 vested phantom shares. Additionally, the “number of shares and units beneficially owned” column includes 2,187 phantom shares that are not currently vested.
(6)	Includes 17,268 shares held by the John S. Gates Jr. Trust and 12,500 shares owned by the Gates Charitable Trust. Additionally, the “number of shares and units beneficially owned” column includes 1,591 phantom shares that are not currently vested.
(7)	Includes 14,254 vested phantom shares. Additionally, the “number of shares and units beneficially owned” column includes 1,591 phantom shares that are not currently vested.
(8)	Includes 18,206 vested phantom shares, 569 shares held through a trust for the benefit of Mr. Hardin, and an additional 297 shares held through his profit sharing plan (self-directed). Additionally, the “number of shares and units beneficially owned” column includes 1,591 phantom shares that are not currently vested.
(9)	The “number of shares and units beneficially owned” column includes 1,591 phantom shares that are not currently vested.
(10)	The “number of shares and units beneficially owned” column includes 1,591 phantom shares that are not currently vested.
(11)	The “number of shares and units beneficially owned” column includes 1,381 phantom shares that are not currently vested.
(12)	The “number of shares and units beneficially owned” column includes 51,158 LTIP units (of which 31,020 are vested as of January 31, 2018).
(13)	Includes 23,755 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after January 31, 2018. The “number of shares and units beneficially owned” column includes 137,363 LTIP units (of which 108,991 are vested as of January 31, 2018).
(14)	The “number of shares and units beneficially owned” column includes 35,838 LTIP units (of which 17,059 are vested as of January 31, 2018).
(15)	The “number of shares and units beneficially owned” column includes 77,531 LTIP units (of which 62,441 are vested as of January 31, 2018).
(16)	Includes an aggregate of 191,045 shares of common stock, 89,373 OP units, 990,013 LTIP units, 75,855 phantom shares and 27,611 shares of common stock underlying currently exercisable stock options which will become exercisable within 60 days after January 31, 2018. See also notes (3)-(15) above.

(17)	Information regarding The Vanguard Group, Inc. is based solely upon a Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 9, 2018. The Vanguard Group, Inc. reported sole voting power with respect to 157,555 shares, shared voting power with respect to 130,007 shares, sole investment power with respect to 14,755,536 shares and shared investment power with respect to 172,040 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(18)	Information regarding BlackRock, Inc. is based solely upon a Schedule 13G filed by BlackRock, Inc. with the SEC on January 23, 2018. BlackRock, Inc. reported sole voting power with respect to 10,546,653 shares and sole investment power with respect to 11,228,296 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(19)	Information regarding FMR LLC and Abigail P. Johnson is based solely upon a Schedule 13G filed jointly by FMR LLC and Abigail P. Johnson with the SEC on February 13, 2018. FMR LLC reported sole voting power with respect to 4,584,391 shares and each of FMR LLC and Abigail P. Johnson reported sole investment power with respect to 9,175,816 shares. The address of FMR LLC, and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210.
(20)	Information regarding Vanguard Specialized Funds—Vanguard REIT Index Fund (“Vanguard”) is based solely on a Schedule 13G filed by Vanguard with the SEC on February 2, 2018. Vanguard reported sole voting power with respect to 6,267,707 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(21)	Information regarding T. Rowe Price Associates (“T. Rowe Price”) is based solely on a Schedule 13G filed by T. Rowe Price with the SEC on February 14, 2018. T. Rowe Price reported sole voting power with respect to 516,535 shares and sole investment power with respect to 5,036,366 shares. The address of T. Rowe Price is 100 E. Pratt St., Baltimore, Maryland 21202.

Transactions with Related Persons

For purposes of this section titled “Transactions with Related Persons,” the terms “we” and “our” refer to DCT Industrial Trust Inc. together with its consolidated subsidiaries.

Transactions with Related Person Approval Policy

Our corporate governance guidelines set forth in writing our transactions with related person approval policy. According to this policy, each related person transaction must be reviewed and approved in advance by the audit committee or, for contributions, acquisitions, and dispositions of real property, the investment committee; provided that if we enter into a transaction without recognizing that it constitutes a related person transaction, this approval requirement can be satisfied if the transaction is subsequently ratified by the audit committee or investment committee, as applicable. Our transactions with related person approval policy under our corporate governance guidelines covers all transactions with related parties required to be disclosed in the proxy statement under SEC rules and all other related person transactions in which the amount involved exceeds $60,000.

Our code of business conduct and ethics sets forth in writing the standards, policies and procedures that our Company follows in situations where there is a possibility of a conflict of interest. Each employee, officer or director is expected to avoid any situation in which his or her personal interests conflict, or have the appearance of conflicting, with those of our Company. All employees, officers and directors must promptly and fully disclose the occurrence of any situation that may amount to such conflict of interest, including the existence of a personal direct or indirect financial interest in a transaction, to our general counsel. Non-employee directors are expected to make appropriate disclosures to our board and recuse themselves from board decisions with respect to transactions involving our Company to which they are an interested party. A waiver with respect to any transaction involving a director or officer that may violate our code of business conduct and ethics may be made only by the board of directors or by the nominating and corporate governance committee and must be promptly disclosed to our stockholders in accordance with all applicable laws and regulations. Our code of business conduct and ethics may or may not cover all transactions with related parties required to be disclosed in the proxy statement under SEC rules.

Executive and Director Compensation

Compensation Discussion and Analysis

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs. This Compensation Discussion and Analysis explains our compensation objectives, policies and practices with respect to our President and Chief Executive Officer, our Chief Financial Officer and the other three most highly-compensated executive officers as of the end of 2017 as determined in accordance with applicable SEC rules (collectively referred to as our named executive officers or, in this “Compensation Discussion and Analysis” section, our executives). Our named executive officers are as follows: Philip L. Hawkins, President and Chief Executive Officer; Neil P. Doyle, Managing Director, Central Region; Matthew T. Murphy, Chief Financial Officer and Treasurer; John V. Pharris, Managing Director, West Region and John G. Spiegleman, Executive Vice President and General Counsel.

Objectives of Our Executive Compensation Programs

Our compensation programs for our executives are designed to achieve the following objectives:

•	Attract and retain top contributors to ensure that we have high caliber executives;

•	Create and maintain a performance-driven organization, by providing upside compensation opportunity for outstanding performance and reduced compensation in the event of performance below expectations;

•

Align the interests of our executives and stockholders by motivating executives to increase stockholder value along with the achievement of other key corporate goals and objectives and rewarding executives when stockholder value increases;

•

Encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to company and individual performance based on position responsibilities and ability to influence financial and organizational results;

•	Provide flexibility and allow for discretion in applying our compensation principles in order to appropriately reflect individual circumstances as well as changing business conditions and priorities;

•	Motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, and reward them for meeting these objectives; and

•	Reinforce our prudent entrepreneurial culture.

Peer Group Data

During 2016 and 2017, the compensation committee assessed and affirmed the independence of Frederic W. Cook & Co., Inc., or FW Cook, a nationally recognized consulting firm, and engaged it to be the compensation committee’s independent executive compensation consultant and to conduct a competitive review of our executive compensation program. As part of FW Cook’s engagement, the compensation committee directed FW Cook to, among other things, compare our executive compensation with competitive market compensation data for two different peer groups: an asset-based peer group consisting of public REITs with an industrial asset class focus; and a size-based REIT peer group consisting of public REITs similar in size (as defined by equity market capitalization, enterprise value and funds from operations) to our company. The size-based peer group reflects a thorough examination of our equity market capitalization and enterprise value and those of public office REITs. In assembling the size-based peer group, we focused on office REITs because they share similar business characteristics as industrial REITs, and provide the most accurate benchmark for current market practices of public REITs that are similar in size to us. For 2017 executive compensation, these two peer groups, which were developed by FW Cook in consultation with our management and subsequently approved by the compensation committee, were comprised of the following six asset-based peer companies and the following ten size-based peer companies:

Asset-Based Peers	Size-Based Peers
Duke Realty Corporation	Brandywine Realty Trust
EastGroup Properties, Inc.	Corporate Office Properties Trust
First Industrial Realty Trust, Inc.	Cousins Properties Incorporated
Liberty Property Trust	Gramercy Property Trust
PS Business Parks, Inc.	Highwoods Properties, Inc.
STAG Industrial, Inc.	Hudson Pacific Properties (1)
Lexington Realty Trust
Mack-Cali Realty Corporation
Parkway Properties, Inc.
Piedmont Office Realty Trust, Inc.

(1)	Dupont Fabros Technology, Inc. was replaced in the size-based peer group with Hudson Pacific Properties during 2016 primarily due to business comparability.

For 2017, the peer group data presented included information regarding base salary, actual and target bonus amounts, total annual compensation, long-term equity and cash incentives and total compensation. For each of these categories of information, FW Cook presented information comparing our compensation to the compensation paid by the companies in these peer groups at the 25th, 50th and 75th percentiles for comparable positions.

For purposes of 2017 compensation, the compensation committee used this competitive market compensation data to gain a greater understanding of market practices in connection with establishing base salaries, target annual cash incentive bonus amounts and target values for annual grants of long-term equity incentive compensation, all of which were established in early 2017. The compensation committee did not target a single percentile or range of percentiles to be used consistently for all of our executives, but rather used this information in connection with a number of factors, including, among others, the individual experience and skills of, and expected contributions from, our executives, the difficulty that we would have in replacing each of our executives and current economic conditions.

Our Executive Compensation Programs

Our executive compensation primarily consists of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs. Additionally, we have an employment agreement with our President and Chief Executive Officer and an executive severance plan, to which Messrs. Doyle, Murphy, Pharris and Spiegleman are subject, that provide for payments and other benefits in connection with a termination of employment in certain circumstances or a change-in-control. Overall, we designed our executive compensation programs to achieve the objectives described above. In particular, consistent with the emphasis we place on maintaining a performance-driven organization and aligning the interests of our executives and stockholders, long-term equity incentive compensation constitutes a significant portion of our total executive compensation. We also structured our annual cash incentive bonuses and annual grants of long-term equity incentive compensation to be based on our actual performance compared to predetermined performance goals. In determining the mix of the different elements of executive compensation, we considered the mix being offered by comparable companies. We generally structured the mix of base salary, target annual cash incentive bonuses and target long-term equity incentive compensation to approximate the average mix for our peers, except that we placed a greater emphasis on long-term equity incentive compensation. For 2017, we generally kept the mix of the different elements of executive compensation consistent with the mix that we have had in prior years, recognizing that each year, depending on actual performance during the year, the amount of cash incentive bonuses paid and long-term equity incentive compensation granted relative to base salary will fluctuate.

Each of the primary elements of our executive compensation is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation program and a discussion of the amounts of compensation paid to our executives for 2017 under each of these elements. In the descriptions below, we highlight particular compensation objectives that are addressed by specific elements of our executive compensation program; however, it should be noted that we have designed our compensation programs to complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element, to a greater or lesser extent, serves each of our objectives.

At our 2017 annual meeting, a non-binding, advisory resolution approving the compensation paid to our named executive officers, as disclosed in our proxy statement for the 2017 annual meeting, including the Compensation

Discussion and Analysis, compensation tables and narrative discussions, was approved by our stockholders, with approximately 94% of the votes cast having been voted in favor of the proposal to approve such resolution. The compensation committee has considered the results of this vote and, as a result of the high percentage of votes cast in favor of this proposal, the compensation committee viewed these results as an indication of stockholders’ overall satisfaction with the manner in which we compensated our named executive officers in 2017. Accordingly, based in part on the results of this vote, the compensation committee generally has maintained the structure of our executive compensation program that was described in our proxy statement for the 2017 annual meeting.

2017 Total Annual Compensation

The following table sets forth the amounts of base salary, actual annual cash incentive bonus and actual annual long-term equity incentive compensation (based on the value approved) awarded by the compensation committee for each of our executives for 2017.

Name	Base Salary	Annual Bonus	Annual Equity(1)	Total
Philip L. Hawkins	$800,000	$1,080,000	$2,625,000	$4,505,000
Neil P. Doyle	315,000	414,000	633,000	1,362,000
Matthew T. Murphy	410,000	485,000	879,000	1,774,000
John V. Pharris	330,000	407,000	521,000	1,258,000
John G. Spiegleman	340,000	363,000	557,000	1,260,000

(1)	Annual equity represents the value of the annual long-term equity incentive compensation approved by the compensation committee. All of the annual equity grants were made in the form of restricted stock or LTIP units, at the election of the executive. We valued the annual grants at $58.04 per share or unit, which was the closing stock price of our common stock on January 30, 2018, the date the awards were approved. Each of these annual equity awards vests over four years with 25% vesting on each of the first four anniversaries of February 1, 2018, subject to continued employment with us through such date.

The foregoing table more accurately reflects the decisions of the compensation committee with respect to our executive officers’ compensation than the Summary Compensation Table below. This primarily results from the fact that, in order to link our annual long-term equity incentive compensation to our annual performance, the compensation committee typically grants our annual long-term equity incentive compensation for a particular year in January or February of the following year. Due to the rules governing the presentation of the Summary Compensation Table, we are required to present these grants as compensation for the year in which they were granted (as opposed to the year for which they were granted). As a result, for example, the stock awards granted in February 2017 for 2016 performance are required to be reported as 2017 compensation in the Summary Compensation Table.

A detailed discussion of the base salary, annual cash incentive bonus and annual long-term equity incentive compensation paid or awarded to our executives for 2017 is contained below.

Base Salary

We pay our executives a base salary, which we review and determine annually, subject, in the case of Mr. Hawkins, to the commitment we have made in his employment agreement. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Although base salaries are established in part based on the individual experience, skills and expected contributions during the coming year of our executives and our executives’ performance during the prior year, we do not view base salaries as primarily serving our objective of paying for performance.

The following table sets forth the annual base salaries for our executives for 2017 and 2016:

Named Executive Officer	2017 Base Salary	2016 Base Salary	Percentage Change
Philip L. Hawkins	$800,000	$800,000	—
Neil P. Doyle	315,000	310,000	1.6%
Matthew T. Murphy	410,000	400,000	2.5%
John V. Pharris	330,000	N/A	N/A
John G. Spiegleman	340,000	335,000	1.5%

During 2017, we increased base salaries from 2016 levels for Messrs. Doyle, Murphy and Spiegleman. The increase in base salary for each of Messrs. Doyle, Murphy and Spiegleman was based on a number of factors, including the compensation committee’s analysis of competitive market compensation data and its conclusion that the amount of base salary for these executives needed to increase in order to remain competitive.

In setting base salary, we also took into account the commitment that we had made to Mr. Hawkins in his employment agreement. On October 9, 2015, we entered into a new employment agreement with Mr. Hawkins under which Mr. Hawkins’ minimum base salary is $750,000 per year. Also on October 9, 2015, our employment agreements with Messrs. Doyle and Murphy were replaced upon the adoption of, and superseded by, our executive severance plan, which Messrs. Pharris and Spiegleman are also subject to.

Annual Cash Incentive Bonuses

Our executives are eligible to receive annual cash incentive bonuses each year primarily based upon their performance. Our annual cash incentive bonuses are intended to reward our executives with currently paid compensation based on annual performance.

2017 Target Bonuses

Similar to base salary, the employment agreement for Mr. Hawkins provides for a minimum target annual cash incentive bonus of 100% of his salary. We have discretion to establish the criteria that must be met for the annual cash incentive bonus to be paid and may grant an annual cash incentive bonus in amounts above or below the target level based on our assessment of performance.

In February 2017, we established target annual cash incentive bonuses for each of our executives. Similar to base salary, we increased the levels of target annual cash incentive bonuses for Messrs. Doyle, Murphy and Spiegleman from 2016 levels. For 2017, our decisions regarding the amount of the target annual cash incentive bonuses were based on the compensation committee’s analysis of competitive market compensation data and its conclusion that the amount of the target annual cash incentive bonuses for these executives needed to increase in order to remain competitive.

The following table sets forth the target annual cash incentive bonuses for each of our executives for 2017 and 2016:

Named Executive Officer	2017 Target Bonus	2016 Target Bonus	Percentage Change
Philip L. Hawkins	$800,000	$800,000	—
Neil P. Doyle	290,000	275,000	5.5%
Matthew T. Murphy	360,000	350,000	2.9%
John V. Pharris	310,000	N/A	N/A
John G. Spiegleman	270,000	260,000	3.8%

2017 Bonus Objectives

For 2017, consistent with 2016, a substantial majority of each executive’s target annual cash incentive bonus was linked in a formulaic manner to the achievement of specific, objectively measurable goals, with the remainder based on each executive’s achievement of subjective goals, subject, in each case, to the compensation committee’s ability to exercise negative discretion to award executives annual bonuses that are less than what would have been earned based on the formulaic application of the predetermined objectives.

The table set forth below describes the objectives that we established for each of our executives and the percentage of that executive’s annual cash incentive bonus that was linked to the achievement of each objective.

Objectives	Hawkins	Doyle	Murphy	Pharris	Spiegleman
Total net operating income	40%	15%	40%	15%	40%
Regional net operating income	—	25%	—	25%	—
Development net operating income	20%	20%	20%	20%	20%
Total acquisition capital deployment	5%	—	5%	—	5%
Total development capital deployment	20%	5%	20%	5%	20%
Regional acquisition capital deployment	—	5%	—	5%	—
Regional development capital deployment	—	15%	—	15%	—
Individual/Subjective	15%	15%	15%	15%	15%

Total	100%	100%	100%	100%	100%

We selected these specific objectives because (i) net operating income is one of the most significant financial measures that we report to investors and use to evaluate our ongoing performance, and (ii) the deployment of capital through the completion of acquisitions and commencement of development projects, consistent with our investment criteria, during 2017 was one of our key strategic goals for the year.

For each of these objectives, in February 2017, we established five different levels of performance pursuant to which executives could earn from 0-200% of the target amount of the portion of the annual cash incentive bonus attributable to that objective. The table below sets forth the goals established at each of these performance levels, actual performance for 2017 and the percentage of target earned for each objective.

Objectives	Min. (0%)	Thresh. (50%)	Target (100%)	High (150%)	Max. (200%)	Actual	Earned %(3)
Total net operating income (% of budget)(1)	92%	96%	100%	104%	108%	101.3%	116.8%
Regional net operating income (% of budget)(1)
Central region (Doyle)	92%	96%	100%	104%	108%	102.7%	133.7%
West region (Pharris)	92%	96%	100%	104%	108%	100.0%	99.4%
Development net operating income (% of budget)(1)	80%	90%	100%	110%	120%	161.2%	200.0%
Total development capital deployment(2)	$125	$225	$325	$425	$525	$326.1	100.5%
Total acquisition capital deployment(2)	$0	$25	$75	$150	$300	$138.0	142.0%
Regional development capital deployment(2)
Central region (Doyle)	$20	$35	$50	$65	$80	$54.5	115.1%
West region (Pharris)	$50	$90	$130	$170	$210	$109.2	84.0%
Regional acquisition capital deployment(2)
Central region (Doyle)	$9	$17	$25	$33	$41	$54.5	200.0%
West region (Pharris)	$9	$17	$25	$33	$41	$73.0	200.0%

(1)	Represents net operating income, which includes existing operating and development properties and excludes new acquisitions and developments, and is adjusted for dispositions. Regional net operating income for Messrs. Doyle and Pharris relates to net operating income, which includes existing operating and development properties and excludes new acquisitions and developments, and is adjusted for dispositions, for properties in each executive’s region. Development net operating income relates to net operating income from development properties.
(2)	Acquisition capital deployment ($ in millions) is based on the unlevered investment in acquisitions closed during 2017. Development capital deployment is based on total projected capital committed to development and value-add projects started in 2017. Regional acquisition capital deployment for Messrs. Doyle and Pharris is based on acquisitions sourced in each executive’s region. Regional development capital deployment for Messrs. Doyle and Pharris is based on total projected capital committed to development and value-add projects started in each executive’s region in 2017.
(3)	To the extent performance fell between two of the established levels of performance, the percentage earned was determined based on linear interpolation between the percentages that would have been earned for the established levels of performance.

In addition, in February 2017, the compensation committee established the following objectives for each of our executives for use in determining the individual/subjective component of the annual cash incentive bonuses for our executives to the extent applicable:

Named Executive Officer	Objectives
Philip L. Hawkins	Objectives relating to funds from operations (FFO) and leverage levels
Neil P. Doyle	Objectives relating to FFO, regional leasing, development and value-add projects; and regional leadership, marketing and capital expenditures
Mathew T. Murphy	Objectives relating to FFO, leverage levels and debt financing
John V. Pharris	Objectives relating to FFO, regional leasing, development and value-add projects; and regional leadership and staffing, marketing and capital expenditures
John G. Spiegleman	Objectives relating to FFO, risk management, compliance, legal budget and insurance coverage

With respect to the individual/subjective component of the annual cash incentive bonuses, the compensation committee determined that each of these executives had exceeded target performance. Based on an evaluation of the foregoing objectives, including that our FFO, as adjusted, of $2.45 per diluted share exceeded our target of $2.37 per diluted share (the midpoint of our initial guidance for 2017 of $2.32-$2.42 per diluted share), the compensation committee determined that the executives had earned the following percentages of their target amounts with respect to the individual/subjective component of the annual cash incentive bonuses: Mr. Hawkins—140.8%; Mr. Doyle—131.0%; Mr. Murphy—138.9%; Mr. Pharris—141.9% and Mr. Spiegleman—135.8%.

2017 Bonus Amounts

The compensation committee determined 2017 annual cash incentive bonuses for each of the executives based on the percentage earned for each objective, the executive’s pre-established percentage weighting for each objective and the executive’s target amount, all as set forth above. The amounts earned with respect to the objectives relating to net operating income and capital deployment, which represented 85% of the overall bonus opportunity, were determined in a formulaic manner based on actual performance as compared to the goals established in February 2017. The remainder, relating to the individual/subjective component, was determined based on the compensation committee’s evaluation of the performance of each of our executives against the objectives established for that executive, including FFO, as described above. The following are the target and actual annual cash incentive bonuses for each of our executives for 2017 and the percentages of the target annual cash incentive bonuses that were paid:

Named Executive Officer	2017 Target Bonus	2017 Actual Bonus	Percentage Payout
Philip L. Hawkins	$800,000	$1,080,000	135%
Neil P. Doyle	290,000	414,000	143%
Matthew T. Murphy	360,000	485,000	135%
John V. Pharris	310,000	407,000	131%
John G. Spiegleman	270,000	363,000	134%

Long-Term Equity Incentive Compensation

We grant long-term equity incentive awards to executives as part of our total compensation package. During 2017, the primary component of our long-term equity incentive awards was an annual grant program.

Annual Grant Program

Under the annual grant program, our executives are eligible to receive annual grants of long-term equity incentive compensation. Our annual grant program is intended to reward our executives with long-term compensation for annual performance. The primary objectives of this program are to incent our executives to achieve annual performance goals, further align the interests of our executives with our stockholders over the longer term and serve as a retention tool for our executives. We determine our annual grants based on a dollar value, and pay all of the annual grants in the form of restricted stock or LTIP units. Historically, we have used restricted stock or LTIP units for all or the majority of our long-term equity incentive compensation because we believe that these full value awards provide the best alignment with our stockholders by fully reflecting the total return we provide to our stockholders, including dividends or other distributions as well as potential future increases or decreases in our stock price.

Similar to the annual cash incentive bonus, the employment agreement that we have entered into with Mr. Hawkins provides for a minimum target value for his annual grant of $1,900,000 per year. The commitment in this employment agreement relates to a minimum target value; however, we have discretion to establish the criteria that must be met for the annual grant to be awarded and may grant an award with actual value above or below the target level based on our assessment of performance in order to fully motivate and reward Mr. Hawkins.

In February 2017, we established target values for the annual grants for each of our executives. We increased the levels of the target values for the annual grants for 2017 for Messrs. Doyle, Murphy and Spiegleman from 2016 levels. The increase was based on a number of factors including the compensation committee’s most recent review of competitive market compensation data and the targets established for our other executive officers. Our decisions regarding the amount of the target values were also based on the compensation committee’s analysis of competitive market compensation data and its conclusion that, generally, the amount of the target values for annual grants for our executives needed to increase in order to remain competitive.

The following table sets forth the target values of the annual grants for each of our executives for 2017 and 2016:

Named Executive Officer	2017 Target Value	2016 Target Value	Percentage Change
Philip L. Hawkins	$2,000,000	$2,000,000	—
Neil P. Doyle	475,000	465,000	2.2%
Matthew T. Murphy	670,000	650,000	3.1%
John V. Pharris	400,000	N/A	N/A
John G. Spiegleman	425,000	410,000	3.7%

25.0% of the actual values of the annual equity awards granted to each of our executives was determined using the same overall percentage payouts relative to the targets that were used to determine the annual cash incentive bonuses, except that the amounts that could be earned ranged from 50% to 150% of the target amount for each of our executives. The remaining 75.0% of the actual values of the annual equity awards granted to each of our executives was based on our total stockholder return as compared to the median total stockholder return of a selected peer group, which we refer to as the “median TSR.” The peer group consisted of Duke Realty Corporation, EastGroup Properties, Inc., First Industrial Realty Trust, Inc., Gramercy Property Trust, Liberty Property Trust, Prologis, Inc., STAG Industrial, Inc., Rexford Industrial Realty, Inc. and Terreno Realty Corporation. The amounts that could be earned ranged from 50% to 150% of the target and reaching the median TSR would result in a payout equal to 100% of target. For 2017, the median TSR was 20.7% as compared to our total stockholder return of 25.7%, and as a result the compensation committee awarded a payout equal to 130% of target. In each case, the equity awards were subject to the compensation committee’s ability to exercise negative discretion to award our executives equity awards that were less than what would have been earned based on the formulaic application of the predetermined objectives. Accordingly, the following are the target and actual values of the annual equity awards for each of our executives for 2017 and the percentages of the target value that were awarded:

Named Executive Officer	2017 Target Value	2017 Actual Value	Percentage Payout
Philip L. Hawkins	$2,000,000	$2,625,000	131%
Neil P. Doyle	475,000	633,000	133%
Matthew T. Murphy	670,000	879,000	131%
John V. Pharris	400,000	521,000	130%
John G. Spiegleman	425,000	557,000	131%

For each of our executives, the annual grant was made in the form of restricted stock or LTIP units, at the election of the executive. For purposes of determining the annual grants, we valued restricted stock and LTIP units based on $58.04 per share or unit, which was the closing stock price of our common stock on January 30, 2018, the date the awards were approved. Each of these annual equity awards vests over four years with 25% vesting on February 1, 2019 and 25% on each February 1st thereafter, subject to continued employment with us through such date.

The following table sets forth the terms of the equity awards actually made to our executives in 2018 with respect to 2017:

Named Executive Officer	LTIP Units (# of Units)
Philip L. Hawkins	45,228
Neil P. Doyle	10,907
Matthew T. Murphy	15,145
John V. Pharris	8,977
John G. Spiegleman	9,597

LTIP Units

In 2006, we established a program under our Second Amended and Restated 2006 Long-Term Incentive Plan, or the 2006 Plan, for the grant of other equity-based awards, valued by reference to shares of our common stock, consisting of equity interests in our operating partnership which we refer to as “long-term incentive units” or “LTIP units.” LTIP units are a separate class of units of limited partnership interest in our operating partnership. LTIP units, which can be granted either as free-standing awards or together with other awards under the 2006 Plan, are valued by reference to the value of our common stock, and may be subject to such conditions and restrictions as the compensation committee may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If applicable conditions and/or restrictions are not attained, participants will forfeit their LTIP units. Generally, LTIP unit awards, whether vested or unvested, entitle the holder to receive distributions from our operating partnership that are equivalent to the dividends and distributions that would be made with respect to the number of shares of our common stock underlying the LTIP unit award, though receipt of such distributions may be delayed or made contingent on vesting.

LTIP units are structured as “profits interests” for U.S. federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP units into common units to produce a tax deduction for us. As profits interests, LTIP units initially will not have full parity, on a per-unit basis, with common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with common units and therefore accrete to an economic value for the participant equivalent to common units. This accretion to parity is driven, in part, by partnership tax rules and is based on the book capital account associated with LTIP units for tax purposes. Generally, the book capital account associated with LTIP units when they are initially issued is zero, while the book capital account associated with common units is equal on a per unit basis to the price per share of our common stock. Economic parity is reached when the book capital account of the LTIP units has grown, through special allocations of unrealized or realized gain, to be equal to that of an equal number of common units. Events that allow such special allocations under the partnership applicable federal tax regulations include: (1) our issuance of common stock, (2) the issuance by our operating partnership of common or other partnership units, (3) our repurchases of significant amounts of common stock for cash, and (4) the redemption by our operating partnership of common units for cash, in each case so long as the price of our common stock at the time is higher than the price on the date on which the LTIP units were initially issued. If such parity is achieved, LTIP units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for cash or, at our election, shares of our common stock on a one-for-one basis. However, there are circumstances under which LTIP units will not achieve parity with common units, and until such parity is reached, the value that a participant in the program could realize for a given number of LTIP units will be less than the value of an equal number of shares of our common stock and may be zero. Ordinarily, we anticipate that each LTIP unit awarded will be equivalent to an award of one share of common stock reserved under our 2006 Plan, thereby reducing the number of shares of common stock available for subsequent awards of stock options, shares of restricted stock, phantom shares, dividend equivalent rights and other equity-based awards on a one-for-one basis. However, the compensation committee has the authority to determine the number of shares of common stock underlying an award of LTIP units in light of all applicable circumstances, including performance-based vesting conditions, operating partnership “capital account allocations,” to the extent set forth in the limited partnership agreement for our operating partnership, the Internal Revenue Code or applicable regulations, value accretion factors or conversion ratios.

LTIP units are designed to offer executives the same long-term incentive as shares of restricted stock, while allowing them to enjoy the more favorable U.S. federal income tax treatment available for “profits interests.” More specifically, one key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock. As a result, executives often need to sell a portion of their vested shares upon vesting to pay taxes on their restricted stock awards from prior years, which may limit an executive’s ability to increase his or her equity ownership over the long term. Conversely, an executive would generally be taxed only when he or she chooses to liquidate his or her LTIP units. Therefore, an executive who wishes to hold his or her equity awards for the long term can do so in a more tax-efficient manner with LTIP units. In light of the trade-offs between increased tax efficiency and incremental economic risk involved in LTIP units as compared to restricted stock, it is generally our policy to allow eligible executives a choice between restricted stock and LTIP units on a one-for-one basis for their equity-based incentive compensation awards. We believe that the use of LTIP units (1) enhances our equity-based compensation package overall, (2) advances the goal of promoting long-term equity ownership by executives, (3) has no adverse impact on dilution as compared to restricted stock, and (4) further aligns the interests of our executives with the interests of our stockholders. We also believe that these benefits outweigh the loss of the U.S. federal income tax business-expense deduction from the issuance of LTIP units, as compared to restricted stock.

Stock Ownership Guidelines

In order to complement our long-term equity incentive compensation program and further align the interests of our executives with those of our stockholders, our board of directors adopted stock ownership guidelines that apply to our executives. See “Executive and Director Compensation—Director and Officer Stock Ownership Guidelines” below for a summary of these guidelines.

Equity Award Grant Policy

Since 2007, we have maintained an equity award grant policy in order to formalize our approach regarding the timing and pricing of equity awards made to the executives and all other employees. Under our current equity award grant policy, generally, equity awards will only be made to existing employees on an annual basis or in connection with a promotion or other extraordinary event. The amount of annual awards will be determined at a pre-scheduled meeting of the compensation committee that is expected to be held in January or February of each year. Shares of restricted stock, LTIP units or other full-value awards granted as part of the annual awards will be denominated in dollars and will be priced based on the closing price of our common stock on the date of the meeting at which they were approved. Stock options, if granted as part of the annual awards, will either be denominated in shares or dollars, will have an exercise price per share equal to the closing price of our common stock on the date of the meeting at which they were approved and, if denominated in dollars, will be for the number of shares determined using the formula approved by the compensation committee at the time of the grants. Promotional or extraordinary grants will be granted and priced on the later of the date on which the promotion or other extraordinary event occurs or the date on which the grant is approved.

Tax Treatment

We generally take into account the tax treatment of the compensation of our executives, including the expected tax treatment to our executives and whether we will be able to deduct the amount of any compensation paid as a result of limitations under Section 162(m) of the Internal Revenue Code or otherwise. To the extent consistent with our other compensation objectives, we attempt to preserve the deductibility of the compensation that we pay to our executives. However, in order to appropriately compensate our executives and maintain the flexibility we desire in our bonus programs, we are prepared to exceed the $1 million limit under Section 162(m) for compensation to our executives. Additionally, we use LTIP units or offer to executives the choice of LTIP units (as described above under “—Our Executive Compensation Programs—Long-Term Equity Incentive Compensation—LTIP Units”) which may be more advantageous to executives from a tax perspective than other types of full-value awards, such as shares of restricted stock, but result in the loss of a tax deduction for us.

Employment Agreements

We have an employment agreement with Mr. Hawkins and an executive severance plan to which Messrs. Doyle, Murphy, Pharris and Spiegleman are subject. We entered into the employment agreement with Mr. Hawkins in October 2015, which superseded his previous employment agreement with us.

For Mr. Hawkins, his employment agreement, among other things, provides for severance payments generally equal to a multiple of salary and bonus plus acceleration of all time-based vesting on equity awards and continuation of coverage under our group health plan for a period of time in the event of a termination of employment by us without cause or by an executive for good reason. In return, Mr. Hawkins has agreed to non-compete, non-solicitation, non-interference and confidentiality provisions. For Messrs. Doyle, Murphy, Pharris and Spiegleman, the executive severance plan provides for severance payments generally equal to a multiple of salary and bonus plus continued or accelerated vesting of all time-based vesting on equity awards and continuation of coverage under our group health plan for a period of time in the event of a termination of employment by us without cause or by Messrs. Doyle, Murphy, Pharris or Spiegleman for good reason following a change-in-control.

For each of our executives with whom we have entered into an employment agreement or who is subject to our executive severance plan, we believe that because the severance level is determined up front, it makes it easier for us to terminate these executives without the need for protracted negotiations over severance.

We also believe that providing predetermined severance benefits for all of our executives in the event they are terminated without cause or terminate their employment for good reason following a change-in-control helps to further align the interests of our executives and our stockholders in the event of a potentially attractive proposed change-in-control transaction following which one or more of our executives may be expected to be terminated. See “Executive and Director Compensation—Potential Payments Upon Termination or Change-in-Control” for a summary of the employment agreements and the executive severance plan.

Broad-Based Benefits

All full-time employees, including our executives, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance, and our 401(k) plan. We do not provide any other benefits or perquisites to our executives.

Anti-Hedging and Anti-Pledging Policy

None of our executives have engaged in any hedging transactions with respect to our stock or pledged any of his shares of our stock. We have established formal anti-hedging policies that prohibit all of our employees, including our executive officers and directors, from engaging in any hedging transactions and from which no exceptions may be made. We also have an anti-pledging policy that prohibits all of our executive officers and directors from pledging any shares of our stock and from which no exceptions may be made, and which generally prohibits all other employees from pledging any shares of our stock.

Executive Compensation Process

Information regarding our processes and procedures for considering and determining the compensation of our executives, including the role of any executive officers, is described below under “Executive and Director Compensation—Executive and Director Compensation Process.”

Summary of Executive Compensation

The following table sets forth certain information with respect to compensation paid for 2017, 2016 and 2015 to each of our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($)(1)	Option Award ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total ($)
Philip L. Hawkins	2017	$800,000	$—	$2,042,554	$—	$1,080,000	$3,922,554
Chief Executive Officer and President	2016	800,000	—	2,281,523	—	1,121,000	4,202,523
	2015	750,000	—	1,953,796	—	982,000	3,685,796

Neil P. Doyle	2017	315,000	—	470,742	—	414,000	1,199,742
Managing Director, Central Region	2016	310,000	—	534,874	—	374,000	1,218,874

Matthew T. Murphy	2017	410,000	—	663,841	—	485,000	1,558,841
Chief Financial Officer and Treasurer	2016	400,000	—	720,241	—	490,000	1,610,241
	2015	365,000	—	732,338	—	373,000	1,470,338

John V. Pharris	2017	330,000	—	387,186	—	407,000	1,124,186
Managing Director, West Region

John G. Spiegleman	2017	340,000	—	416,875	—	363,000	1,119,875
Executive Vice President and General Counsel	2016	335,000	—	480,477	—	358,000	1,173,477
	2015	325,000	—	469,743	—	327,000	1,121,743

(1)	Except as otherwise noted, amounts for 2015, 2016 and 2017 are based on the aggregate grant date fair value of stock awards and option awards granted in the fiscal years ended December 31, 2015, 2016 and 2017, respectively, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718, disregarding the estimate of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in Note 11 to our Consolidated Financial Statements included in our annual reports on Form 10-K for the fiscal years ended December 31, 2017 and December 31, 2016.
(2)	For 2015, 2016 and 2017, the amounts set forth in the “Non-Equity Incentive Plan Compensation” column set forth the amounts earned by each of the named executive officers pursuant to our 2015, 2016 and 2017 annual cash incentive bonus program. See “—Compensation Discussion and Analysis—Annual Cash Incentive Bonuses” for a detailed description of our 2017 annual cash incentive bonus program.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2017 to our named executive officers.

2017 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Philip L. Hawkins	02/1/2017	N/A	$800,000	$1,600,000	—		$—
	02/1/2017	—	—	—	49,673	(2)	2,042,554
Neil P. Doyle	02/1/2017	N/A	290,000	580,000	—		—
	02/1/2017	—	—	—	11,448	(2)	470,742
Matthew T. Murphy	02/1/2017	N/A	360,000	720,000	—		—
	02/1/2017	—	—	—	16,144	(2)	663,841
John V. Pharris	02/1/2017	N/A	310,000	620,000	—		—
	02/1/2017	—	—	—	9,416	(2)	387,186
John G. Spiegleman	02/1/2017	N/A	270,000	540,000	—		—
	02/1/2017	—	—	—	10,138	(2)	416,875

(1)	Represents the payouts to our named executive officers that were possible pursuant to the portion of our 2017 annual cash incentive bonus program that was based on the achievement of performance goals relating to net operating income and acquisitions and commencement of development projects, which represented 85% of the total possible payouts to our named executive officers under the program. For each of the goals, six different levels of performance were established pursuant to which executives could earn from 0-200% of the target amount of the portion of the annual cash incentive bonus attributable to that objective. Accordingly, the “Threshold ($)” subcolumn is not applicable. Up to 15% of the remaining total possible payouts to our named executive officers under our 2017 annual cash incentive bonus program was determined based on the achievement of goals based on the compensation committee’s evaluation of performance against such objectives established for the given executive. The actual amounts paid pursuant to the 2017 annual cash incentive bonus program are set forth in the Summary Compensation Table above in the “Non-Equity Incentive Plan Compensation” column. See “—Compensation Discussion and Analysis— Annual Cash Incentive Bonuses” for a detailed description of our annual cash incentive bonus program.
(2)	All awards granted on February 1, 2017 were granted in the form of LTIP units. These awards were made under the 2006 Plan. The total number of LTIP units and shares of restricted stock granted were based on the dollar value of the awards approved on February 1, 2017 and the closing price of our common stock on the New York Stock Exchange on February 1, 2017.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the 2017 Grants of Plan-Based Awards Table was paid or awarded, are described above under “—Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

In 2017, we granted equity awards to our named executive officers under the 2006 Plan, as described in the 2017 Grants of Plan-Based Awards table. Each of the equity awards granted in 2017 vests over four years with 25% vesting on February 1, 2018 and 25% on each February 1st thereafter based on continued employment; provided that vesting of each is also subject to acceleration in connection with a change-in-control as described below under “—Potential Payments Upon Termination or Change-in-Control.” Generally, we pay distributions and dividends to holders of all LTIP units and shares of restricted stock, whether vested or not, at the same rate per share as the dividends per share paid to our common stockholders. The terms of the LTIP units are described above under “—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—LTIP Units.” No stock options were granted in 2017. Each stock option granted in years prior to 2017 has a term of ten-years from its grant date. Generally, to the extent vested, each stock option is exercisable during the term of the option while the grantee maintains a service relationship with us and for a period of three months thereafter, unless such termination is upon death or disability, in which case the grantee or his or her heir(s) may continue to exercise the stock option for a period of one year thereafter.

The terms of employment agreements and change-in-control agreements that we have entered into with our executives are described below under “—Potential Payments Upon Termination or Change-in-Control.”

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2017, with respect to our named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2017

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
Philip L. Hawkins.	—	—	$—	—
					11,625	(2)	$683,318
					28,032	(3)	1,647,721
					52,313	(4)	3,074,958
					49,673	(5)	2,919,779
Neil P. Doyle	—	—	—	—
					3,066	(2)	180,219
					7,191	(3)	422,687
					12,264	(4)	720,878
					11,448	(5)	672,913
Matthew T. Murphy	7,812	—	34.56	02/11/2018
	8,000	—	13.64	02/10/2019
	4,028	—	18.24	02/11/2020
	3,915	—	22.20	02/03/2021
					3,821	(2)	224,598
					10,507	(3)	617,601
					16,514	(4)	970,693
					16,144	(5)	948,944
John V. Pharris	—	—	—	—
					3,574	(6)	210,080
					5,374	(3)	315,884
					8,184	(4)	481,056
					9,416	(5)	553,472
John G. Spiegleman	—	—	—	—
					3,057	(2)	179,690
					6,740	(3)	396,177
					11,017	(4)	647,579
					10,138	(5)	595,912

(1)	Based on a price of $58.78 per share/unit, which was the closing price on the New York Stock Exchange of one share of our common stock on December 31, 2017. Assumes that the value of LTIP units on a per unit basis is equal to the per share value of our common stock.

(2)	Represents the unvested portion of the following equity awards that were granted on February 4, 2014 under the 2006 Plan: Mr. Hawkins—46,502 LTIP units; Mr. Doyle—12,262 LTIP units; Mr. Murphy—15,286 LTIP units and Mr. Spiegleman—12,228. The total number of LTIP units originally granted were subject to vesting over four years with 25% vesting on January 1, 2015 and 25% on January 1 of each of the following three years based on continued employment. In November 2014, we completed a 1-for-4 reverse stock split of our common stock and a corresponding 1-for-4 reverse split of the outstanding units of limited partnership interest of our operating partnership.
(3)	Represents the unvested portion of the following equity awards that were granted on February 3, 2015 under the 2006 Plan: Mr. Hawkins—56,063 LTIP units; Mr. Doyle—12,262 LTIP units; Mr. Murphy—21,014 LTIP units; Mr. Spiegleman—13,479 LTIP units; and Mr. Pharris—10,746 LTIP units. The total number of LTIP units originally granted were subject to vesting over four years with 25% vesting on January 1, 2016 and 25% on January 1 of each of the following three years based on continued employment.
(4)	Represents the unvested portion of the following equity awards that were granted on February 2, 2016 under the 2006 Plan: Mr. Hawkins—69,750 LTIP units; Mr. Doyle—16,352 LTIP units; Mr. Murphy—22,019 LTIP units; Mr. Pharris—10,911 LTIP units; and Mr. Spiegleman—14,689 LTIP units. The total number of LTIP units originally granted were subject to vesting over four years with 25% vesting on January 1, 2017 and 25% on January 1 of each of the following three years based on continued employment.
(5)	Represents the unvested portion of the following equity awards that were granted on February 1, 2017 under the 2006 Plan: Mr. Hawkins—49,673 LTIP units; Mr. Doyle—11,448 LTIP units; Mr. Murphy—16,144 LTIP units; Mr. Pharris—9,416 LTIP units; and Mr. Spiegleman—10,138 LTIP units. The total number of LTIP units originally granted were subject to vesting over four years with 25% vesting on February 1, 2018 and 25% on February 1 of each of the following three years based on continued employment.
(6)	Represents the unvested portion of the following equity award that was granted on August 1, 2014 under the 2006 Plan: Mr. Pharris—4,765 LTIP units. The total number of LTIP units originally granted were subject to vesting over five years with 25% vesting on July 31, 2017, 25% on July 31, 2018 and 50% on July 31, 2019 based on continued employment.

Option Exercises and Stock Vested

The following table sets forth the aggregate number of options to purchase shares of our common stock exercised by our named executive officers in 2017 and the aggregate number of shares of common stock and LTIP units that vested in 2017. The value realized on exercise is the product of (1) the closing price on the New York Stock Exchange of a share of common stock on the date of exercise minus the exercise price, multiplied by (2) the number of shares of common stock underlying exercised options. The value realized on vesting is the product of (1) the closing price on the New York Stock Exchange of a share of common stock on the vesting date (or, if there were no reported sales on such date, the most recent previous date on which there were reported sales), multiplied by (2) the number of shares/LTIP units vesting.

2017 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Philip L. Hawkins	59,843	$1,005,362	56,020	$2,682,238
Neil P. Doyle	—	—	18,826	902,648
Matthew T. Murphy	—	—	17,401	833,160
John V. Pharris	—	—	6,605	326,337
John G. Spiegleman	—	—	12,588	602,713

Potential Payments Upon Termination or Change-in-Control

The following is a description of the material terms of our employment agreements with our named executive officers.

Philip L. Hawkins

On October 9, 2015, we entered into an employment agreement with Mr. Hawkins under which he serves as our Chief Executive Officer and a director. Mr. Hawkins’ employment agreement has a three year term and provides for an annual salary of at least $750,000, annual cash bonuses with a target cash bonus of at least 100% of Mr. Hawkins’ annual salary for the applicable fiscal year and annual equity awards with a target value of at least $1,900,000; provided that the amount of the actual cash bonuses paid and the value of the actual equity awards granted will be made by us, in our sole discretion, based on such factors relating to the performance of Mr. Hawkins or DCT Industrial Trust as we deem relevant and, in each case, may be more or less than the target amount. Generally, if Mr. Hawkins is terminated for any reason, under the employment agreement he will be subject to the following continuing obligations after termination: (1) noncompetition with us for one year (unless employment is terminated (i) upon or after termination of the term of employment or (ii) by us without cause or Mr. Hawkins for good reason in connection with or within 18 months after a change-in-control, in which case the noncompetition provision will not extend beyond termination of employment); (2) nonsolicitation and non-hiring of our employees for one year; (3) non-interference with our business for one year; (4) nondisparagement of us for one year; and (5) cooperation with us in connection with future claims or investigations. The employment agreement also provides for the following payments and benefits to Mr. Hawkins in connection with the termination of his employment with us or if we experience a change-in-control:

•

Change-in-control without termination. Upon a change-in-control while Mr. Hawkins is employed by us that occurs during or after the expiration of the term of employment under the agreement, all of Mr. Hawkins’ outstanding unvested equity awards subject to time-based vesting conditions will fully vest upon a change-in-control; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms.

•

Termination without cause or for good reason. If Mr. Hawkins’ employment is terminated by us without cause or by Mr. Hawkins for good reason during the term of employment or within 18 months after a change-in-control that occurs during the term of employment or thereafter, Mr. Hawkins will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment, (2) a lump sum payment equal to the sum of (i) two times (or, in the event of a termination within 18 months after a change-in-control, three times) annual salary plus (ii) two times (or, in the event of a termination within 18 months after a change-in-control, three times) the greater of the target cash bonus for the year of termination or the average of actual cash bonuses for the two years preceding the year of termination and (3) a pro-rata cash bonus for the year in which Mr. Hawkins’ employment was terminated based on the target annual cash bonus. Mr. Hawkins will also continue to receive his medical and welfare benefits for two years, and all of his outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Mr. Hawkins’ receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination without cause or for good reason is subject to his execution of a general release of claims with us.

•

Termination upon death or disability. If Mr. Hawkins’ employment is terminated by us upon Mr. Hawkins’ death or disability, Mr. Hawkins will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment and (2) a pro-rata cash bonus for the year in which Mr. Hawkins’ employment was terminated based on the target annual cash bonus. In addition, all of Mr. Hawkins’ outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Mr. Hawkins’ receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination upon disability is subject to his execution of a general release of claims with us.

•

Qualified Retirement. If Mr. Hawkins retires on or after the expiration of his term of employment under the agreement, Mr. Hawkins will receive (1) a pro-rata cash bonus for the year in which Mr. Hawkins’ retires based on the target annual cash bonus for such year and (2) all of Mr. Hawkins’ outstanding unvested equity awards subject to time-based vesting conditions and continued employment through a specified vesting date shall vest on specified dates during the two years following retirement. Mr. Hawkins’ receipt of these benefits is subject to his execution of a general release of claims with our Company and an agreement to remain subject to the non-competition covenants set forth in his employment agreement through the second anniversary of his retirement date.

If any payments and benefits to be paid or provided to Mr. Hawkins, whether pursuant to the terms of the employment agreement or otherwise, would be subject to “golden parachute” excise taxes under the Internal Revenue Code, Mr. Hawkins’ payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Hawkins.

Neil P. Doyle, Matthew T. Murphy, John V. Pharris and John G. Spiegleman

On October 9, 2015, we adopted the DCT Industrial Trust Inc. Executive Change in Control and Severance Plan, which covers all of our executive officers, with the exception of Mr. Hawkins. The plan replaced and superseded each covered executive’s prior employment agreement or change in control agreement. Under the plan, each covered executive, including Messrs. Doyle, Murphy, Pharris and Spiegleman, has agreed to certain restrictive covenants, including: (1) nonsolicitation and non-hiring of our employees; (2) non-interference with our business; (3) nondisparagement of us; and (4) cooperation with us in connection with future claims or investigations. The plan provides for the following payments and benefits to each covered executive in connection with a termination of his or her employment with our Company or a Change in Control of our Company, subject to compliance with such restrictive covenants:

•

Change-in-control without termination. Upon a Change in Control while a covered executive is employed by us, all of such covered executive’s outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms.

•

Termination without cause or for good reason. If a covered executive is terminated by us without cause or if the covered executive terminates his or her employment for good reason, such covered executive will be entitled to (1) annual salary and other benefits earned and accrued prior to the termination of employment and (2) a lump sum payment equal to the sum of (or, in the case of a termination within 12 months after a change-in-control, two times the sum of) (i) his or her annual salary plus (ii) the greater of his or her target cash bonus for the year of termination or the average of actual cash bonuses for the two years preceding the year of termination and (3) a pro-rata cash bonus for the year in which the covered executive’s employment was terminated based on his or her target annual cash bonus. The covered executive will also continue to receive his or her medical benefits for up to 24 months. In addition, all of covered executive’s outstanding unvested equity awards subject to time-based vesting conditions will become vested as if his or her employment had continued for an additional 24 months; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. The covered executive’s receipt of these payments and benefits

(other than the annual salary and other benefits earned and accrued under the agreement prior to the termination of employment) is subject to his or her execution of a general release of claims with us.

•

Termination upon death or disability. If a covered executive’s employment is terminated due to death or disability, such covered executive, or his or her estate, will receive (1) annual salary and other benefits earned and accrued prior to the termination of employment and (2) a pro-rata cash bonus for the year in which employment was terminated based on his or her target annual cash bonus. In addition, all of a covered executive’s outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Each covered executive’s receipt of these payments and benefits (other than the annual salary and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination upon disability is subject to his or her execution of a general release of claims with us.

If any payments and benefits to be paid or provided to a covered executive, whether pursuant to the terms of the employment agreement or otherwise, would be subject to “golden parachute” excise taxes under the Internal Revenue Code, the payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to the covered executive. The terms cause, good reason, disability and change-in-control (or similar term) are specifically defined in the agreements of Mr. Hawkins and the DCT Industrial Trust Inc. Executive Change in Control and Severance Plan.

Pursuant to the terms of our LTIP unit award agreements, all of the LTIP units issued pursuant to such agreements are subject to automatic and immediate vesting in the event of a change-in-control or upon death or disability. Additionally, pursuant to the terms of our stock option award agreements, all unexercisable stock options held by our executives will automatically become exercisable in the event of a change-in-control prior to a termination of service of the executive.

The following tables set forth the amounts that would have been paid to our named executive officers in the event of a termination by us without cause or by the executive for good reason other than in connection with a change-in-control; upon death or disability; upon a change-in-control without termination and upon a termination by us without cause or by the executive for good reason in connection with a change-in-control occurring, in each case, as of December 31, 2017:

Philip L. Hawkins

Payments Upon Termination	Without Cause/For Good Reason	Death / Disability	Change-in- Control (No Termination)	Change-in-Control (Termination Without Cause/ For Good Reason)
Bonus	$800,000	$800,000	$—	$800,000
Cash Severance	3,703,000	—	—	5,554,500
LTIP Units Vesting(1)	8,325,776	8,325,776	8,325,776	8,325,776
Benefits Continuation(2)	34,997	—	—	34,997

Total(3)	$12,863,773	$9,125,776	$8,325,776	$14,715,273

Neil P. Doyle

Payments Upon Termination	Without Cause/For Good Reason	Death/ Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/ For Good Reason)
Bonus	$290,000	$290,000	$—	$290,000
Cash Severance	640,000	—	—	1,280,000
LTIP Units Vesting(1)	1,419,948	1,996,697	1,996,697	1,996,697
Benefits Continuation(2)	34,997	—	—	34,997

Total(3)	$2,384,945	$2,286,697	$1,996,697	$3,601,694

Matthew T. Murphy

Payments Upon Termination	Without Cause/For Good Reason	Death/ Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/ For Good Reason)
Bonus	$360,000	$360,000	$—	$360,000
Cash Severance	841,500	—	—	1,683,000
LTIP Units Vesting(1)	1,963,840	2,761,836	2,761,836	2,761,836
Benefits Continuation(2)	34,997	—	—	34,997

Total(3)	$3,200,337	$3,121,836	$2,761,836	$4,839,833

John V. Pharris

Payments Upon Termination	Without Cause/For Good Reason	Death/ Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/ For Good Reason)
Bonus	$310,000	$310,000	$—	$310,000
Cash Severance	727,500	—	—	1,455,000
LTIP Units Vesting(1)	1,123,345	1,560,492	1,560,492	1,560,492
Benefits Continuation(2)	34,997	—	—	34,997

Total(3)	$2,195,842	$1,870,492	$1,560,492	$3,360,489

John G. Spiegleman

Payments Upon Termination	Without Cause/For Good Reason	Death/ Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/ For Good Reason)
Bonus	$270,000	$270,000	$—	$270,000
Cash Severance	682,500	—	—	1,365,000
LTIP Units Vesting(1)	1,305,504	1,819,358	1,819,358	1,819,358
Benefits Continuation(2)	34,997	—	—	34,997

Total(3)	$2,293,001	$2,089,358	$1,819,358	$3,489,355

(1)

For all executives, outstanding equity awards fully vest upon a change-in-control or the executive’s termination upon death or disability. Mr. Hawkins’s outstanding equity awards will also fully vest upon termination by us without cause or by Mr. Hawkins for good reason. As of December 31, 2017, Messrs.

Hawkins, Doyle, Murphy, Pharris and Spiegleman held unvested LTIP units as follows: Mr. Hawkins 141,643 LTIP units; Mr. Doyle—33,969 LTIP units; Mr. Murphy—46,986 LTIP units; Mr. Pharris—26,548 LTIP units; and Mr. Spiegleman— 30,952 LTIP units. For Messrs. Doyle, Murphy, Pharris and Spiegleman, outstanding equity awards subject to time-based vesting will become vested as if executive’s employment had continued for an additional 24 months upon termination by us without cause or by executive for good reason. As of December 31, 2017, Messrs. Doyle, Murphy, Pharris and Spiegleman held unvested LTIP units that would vest within 24 months of December 31, 2017 as follows: Mr. Doyle—24,157 LTIP units; Mr. Murphy—33,410 LTIP units; Mr. Pharris—19,111 LTIP units; and Mr. Spiegleman—22,210 LTIP units. For purposes of the tables above, the value of the equity awards that vest are based on the value of unvested awards set forth in the “Outstanding Equity Awards at Fiscal Year-End 2017” table above.
(2)	Benefits continuation amounts are based on the actual expense for financial reporting purposes for the year ended December 31, 2017 for covering an employee under each of our group health plans for the entire year, assuming that the employee elected family coverage under each of these plans, less the minimum contribution required by employees participating in these plans.
(3)	In the event that any payments and benefits to be paid or provided to the executive would be subject to “golden parachute” excise taxes under the Internal Revenue Code, the executive’s payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to the executive.

The amounts described above do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	Accrued salary and vacation pay;
•	Distribution of plan balances under our 401(k) plan;
•	Life insurance proceeds in the event of death; and
•	Disability insurance payouts in the event of disability.

Pay Ratio Disclosure Rule

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the principal executive officer (“PEO”). The PEO of our Company is Mr. Hawkins.

We believe that our compensation philosophy must be consistent and internally equitable to motivate our employees to create shareholder value. The purpose of the new required disclosure is to provide a measure of the equitability of pay within the organization. We are committed to internal pay equity, and our compensation committee monitors the relationship between the pay our PEO receives and the pay our non-executive employees receive.

For 2017, the annual total compensation of Mr. Hawkins, our PEO, of $3,922,554, as shown in the Summary Compensation Table below, was approximately 34 times the annual total compensation of $114,791 of a median employee calculated in the same manner. We identified the median employee using the annual base salary and target annual cash incentive compensation, as of December 31, 2017, plus any long-term equity incentive awards granted in 2017 for all individuals, who were employed by us on December 31, 2017, the last day of our payroll year (whether employed on a full-time, part-time, or seasonal basis).

Compensation Risks

We reviewed our compensation policies and practices for employees to determine whether they encourage unnecessary or excessive risk-taking. Due to the greater emphasis placed on incentive compensation at higher levels of our organization, and the fact that these individuals are more likely to make decisions that impact corporate performance and could have a material adverse effect on us, the review focused primarily on our executive compensation policies and practices. Based on this review, we concluded that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on us. Our conclusion was based primarily on the following findings:

•	vesting schedules for LTIP units and restricted stock cause management to have a significant amount of unvested awards at any given time;

•	our executive compensation program has a significant focus on long-term equity compensation;

•

the goals for our equity incentive program are aligned with long-term performance objectives/metrics, reflect a balanced mix of individual and company goals aligned with our strategic objectives, are both quantitative and qualitative and provide a comprehensive framework for assessing performance;

•	incentive compensation opportunities are capped and therefore do not incentivize employees to maximize short-term performance at the expense of long-term performance;

•	our compensation levels and opportunities are in keeping with appropriate competitive practice; and

•	our executives and directors are expected to maintain an ownership interest in our Company, which aligns their interests with those of shareholders.

Director Compensation

Directors who are employees of our Company or our subsidiaries do not receive compensation for their service as directors.

We provide the following compensation for non-employee directors:

•	an annual retainer of $55,000 for services as a director;

•	an additional annual retainer of $20,000 for directors who serve as the chair of our audit committee (and $8,750 for directors, other than the chair, who serve as members of our audit committee);

•

an additional annual retainer of $15,000 for directors who serve as the chair of our compensation committee (and $6,250 for directors, other than the chair, who serve as members of our compensation committee);

•

an additional annual retainer of $12,500 for directors who serve as the chair of our investment and/or nominating and corporate governance committee (and $5,000 for directors, other than the chair, who serve as members of our investment and/or nominating and corporate governance committee);

•	an additional annual retainer of $30,000 for the Chairman of the Board;

•

a phantom share award, subject to vesting over one year, having a value of $80,000 on the date of each annual meeting of stockholders at which a non-employee director is re-elected to our board of directors; and

•	an additional phantom share award, subject to vesting over one year, having a value of $30,000 on the date of each annual meeting of stockholders for the Chairman of the Board.

All annual retainers are paid quarterly in arrears and are pro-rated to the extent applicable. In addition, any non-employee director who is initially elected or appointed to our board of directors will be entitled to receive phantom share awards having a total value of $80,000 on the date of such initial election or appointment. These phantom share awards will be subject to one-year vesting.

On May 3, 2017, each non-employee director elected at that meeting received a phantom share award for 1,591 shares, which equaled $80,000 divided by $50.30, which was the closing price per share of our common stock on the New York Stock Exchange on May 3, 2017. These equity awards were all subject to one year vesting from the grant date.

The following table sets forth certain information with respect to our director compensation during the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Marilyn A. Alexander	$80,000	$80,000	$160,000
Thomas F. August	108,750	110,000	218,750
John S. Gates, Jr.	72,500	80,000	152,500
Raymond B. Greer	66,250	80,000	146,250
Tripp H. Hardin	72,500	80,000	152,500
Tobias Hartmann	66,250	80,000	146,250
John C. O’Keeffe	68,750	80,000	148,750
Marcus L. Smith(2)	11,866	80,000	91,866

(1)	Based on the aggregate grant date fair value of awards granted in the year ended December 31, 2017 in accordance with ASC Topic 718, disregarding the estimate of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in Note 11 to our Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2017. As of December 31, 2017, each of Ms. Alexander and Messrs. Gates, Greer, Hardin, Hartmann and O’Keeffe held 1,591 unvested phantom shares that had been granted by us as director compensation. As of December 31, 2017, Messrs. August and Smith respectively held 2,187 and 1,381 unvested phantom shares that had been granted by us as director compensation.
(2)	Mr. Smith was appointed to the board of directors on September 29, 2017, effective as of October 30, 2017.

In addition to the compensation described above, we also reimburse all non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or any committees thereof.

Executive and Director Compensation Process

The compensation committee of our board of directors typically meets several times each year in connection with the consideration and determination of executive compensation. As the timing of many compensation decisions follows a predictable annual schedule, regular meetings and general agenda topics are scheduled well in advance by the compensation committee. Special meetings are scheduled as needed by the compensation committee, and specific meeting agendas are prepared by the chair of the compensation committee and our Chief Executive Officer, although they reflect the direction of the full compensation committee. In certain circumstances, the compensation committee may also take actions by written consent to address compensation matters that have been previously discussed and/or are summarized by our Chief Executive Officer, a consultant engaged by the compensation committee or other advisor to our Company or the compensation committee. For purposes of granting equity awards, our compensation committee has an equity award grant policy as described above under “—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—Equity Award Grant Policy.” The compensation committee of our board of directors has the authority to determine all compensation payable to our executive officers. Additionally, as noted above in “—Compensation Discussion and Analysis,” in 2016 and 2017, the compensation committee engaged FW Cook to conduct a competitive review of our executive compensation program. In September 2016, FW Cook prepared a written report for the compensation committee providing a competitive review of our executive compensation program, including a competitive analysis of compensation levels for our executives, studies measuring share usage and potential dilution resulting from, and aggregate value of, our equity incentives and a review of executive compensation changes instituted by peer companies, and FW Cook’s recommendations with respect to the mix of our executive compensation and the structure of our cash and equity incentive programs for 2017. This report was primarily used and intended to be used for purposes of structuring 2017 compensation. Following the delivery of this written report, the compensation committee and the chairman of the compensation committee consulted with FW Cook during early 2017 in connection with the finalization of 2017 compensation decisions regarding base salaries and the target amounts for, and the structure of, our cash and equity incentive programs for 2017. For 2017, a substantial majority of each executive’s target annual cash incentive bonus and target annual grant of long-term equity incentive compensation was linked in a formulaic manner to the achievement of specific, objectively measurable goals relating to net operating income, capital deployment, asset sales and/or equity raises and the remainder was based on each executive’s achievement of subjective goals. For 2017, our Chief Executive Officer made recommendations to the compensation committee regarding base salaries and the target amounts, structure and performance goals for our cash and equity incentive programs of our other executive officers, provided detailed information to the compensation committee regarding the performance of our other executive officers during 2017, made recommendations regarding payouts under our cash and equity incentive programs and made recommendations to the compensation committee regarding compensation arrangements in connection with the hiring, promotion or resignation of executive officers. In addition, our executive officers and other members of management responsible for our financial reporting provided the compensation committee with the financial information necessary to calculate the portions of our cash and equity incentive programs attributable to net operating income and capital deployment, and assisted the compensation committee with the relevant calculations, subject to the review and approval of the compensation committee. In September 2017, FW Cook also provided us with an update of its September 2016 report. The compensation committee ultimately made all determinations regarding compensation payable to our executive officers.

Our board of directors and compensation committee review our director compensation at least annually. Our board of directors has the authority to approve all compensation payable to our directors, although the compensation committee is responsible for making recommendations to our board regarding this compensation. Additionally, our Chief Executive Officer may also make recommendations or assist the compensation committee in making recommendations regarding director compensation. In 2016, the compensation committee engaged FW Cook to evaluate the structure and competitiveness of our non-employee director compensation and recommend changes, as appropriate. Based on this review, the compensation committee recommended changes to our 2017 non-employee director compensation to the full board of directors, and the full board of directors followed this recommendation.

Director and Officer Stock Ownership Guidelines

Our board of directors believes it is important to align the interests of the directors and senior management with those of the stockholders and for directors and senior management to hold equity ownership positions in DCT Industrial Trust. Accordingly, each of the following persons is expected to own our equity with the following value as of the end of each fiscal year:

Position	Equity Ownership Guideline
Non-employee director	5x value of annual cash retainer paid to each non-employee director for their service on the board of directors, without respect to service on committees of the board of directors or as lead independent director or Chairman
Chief Executive Officer, President and Chairman (if the Chairman is a management director)	6x annual salary

Chief Financial Officer and any Managing Director	3x annual salary

Any Executive Vice President	2x annual salary

For purposes of these ownership guidelines, equity includes, without limitation, shares of common stock, restricted common stock, dividend equivalent rights, options and phantom shares in DCT Industrial Trust Inc. and LTIP units and common units in our operating partnership, whether vested or not. The dividend equivalent rights, phantom shares, LTIP units and common units shall be valued by reference to the market price of the number of shares of common stock for which they may be exchanged assuming that all conditions necessary for such exchange have been met. For equity valued by reference to common stock for purposes of these ownership guidelines (e.g., not stock options), the market price of common stock used to value such equity shall be the greater of (1) the market price on the date of purchase or grant of such equity or (2) the market price as of the date compliance with these ownership guidelines is measured. Stock options shall be valued as of the date of grant using the same methodology used by the compensation committee in valuing stock options for purposes of making equity awards to executives (or the grant date fair value used for accounting purposes if no other methodology is being used by the compensation committee).

Non-employee directors and executives who are subject to these ownership guidelines are expected to retain the following equity until such director or executive complies with the ownership guidelines set forth above: (1) all equity then owned by such person other than unvested equity awards and stock options and (2) 70% of the after tax value of (A) all equity awards (other than stock options) granted by us or our operating partnership that vest on or after such director’s or executive’s initial appointment, election, promotion or non-compliance with these ownership guidelines, as applicable, and (B) the shares of common stock issued upon exercise, on or after such date, of stock options granted by us, net of an amount of common stock equal to the exercise price of such stock options; provided that any such new director or new or newly promoted executive will be considered in compliance with these ownership guidelines as long as he or she meets this requirement and, for any newly promoted executive, also complies with any of these ownership guidelines that were applicable prior to his or her promotion.

Compliance with our ownership guidelines will be measured as of the end of each fiscal year. Any director who is prohibited by law or by applicable regulation of his or her employer from owning equity in us shall be exempt from this requirement. The nominating and corporate governance committee may consider whether exceptions should be made for any director on whom this requirement could impose a financial hardship. As of December 31, 2017, all of our directors and officers were in compliance with the guidelines set forth above.

Compensation Committee Interlocks and Insider Participation

During 2017, the following directors, all of whom are independent directors, served on our compensation committee: Thomas F. August, Tobias Hartmann and Raymond B. Greer.

Compensation Committee Report

The Compensation Committee of DCT Industrial Trust Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Thomas F. August, Chair

Raymond B. Greer

Tobias Hartmann

Equity Compensation Plan Table

The following table shows for our equity compensation plans, as a group, the number of shares of common stock to be issued upon exercise of options and rights outstanding at December 31, 2017, the weighted average exercise price of these options and rights and the number of shares of common stock remaining available for future issuance under the 2006 Plan as of December 31, 2017, excluding shares to be issued in connection with equity awards already granted under such plan:

Plan Category	Number of securities to be issued upon exercise of options and rights (a)	Weighted average exercise price of outstanding options and rights (b)		Number of securities remaining available for future insurance equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,300,834(1)	$22.33	(2)	2,635,471	(3)

(1)	Represents the 2006 Plan, under which options to purchase 46,990 shares, 75,855 phantom shares and 1,177,989 LTIP units were outstanding, all as of December 31, 2017.
(2)	Because there is no exercise price associated with the phantom shares or the LTIP units, such shares and units are not included in the weighted-average exercise price calculation.
(3)	Reflects 5,750,000 shares previously available for issuance under the 2006 Plan reduced by 1,300,834 shares subject to outstanding options to purchase shares, phantom shares and LTIP units under the 2006 Plan; 1,813,695 shares previously issued under the 2006 Plan, including 94,186 shares of restricted stock that are subject to vesting, and including the exercise or conversion of 1,373,990 shares that were previously subject to outstanding options to purchase shares, phantom shares and LTIP units. No new stock grants or awards will be made under our previously adopted independent director option plan or our previously adopted employee option plan.

Audit Committee Report

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, that might incorporate this proxy statement or future filing with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The undersigned members of the Audit Committee of the Board of Directors of DCT Industrial Trust Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2017 as follows:

1.	the Audit Committee has reviewed and discussed with management the audited financial statements for DCT Industrial Trust Inc. for the fiscal year ended December 31, 2017;

2.	the Audit Committee has discussed with representatives of Ernst & Young LLP the matters required to be discussed with them by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board; and

3.	the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Submitted by the Audit Committee:

Marilyn A. Alexander, Chair

Thomas F. August

John C. O’Keeffe

Marcus L. Smith

Independent Registered Public Accounting Firm

The following table represents fees billed for 2017 and 2016 for professional audit services rendered by Ernst & Young LLP for the audit of our Company’s annual financial statements and fees billed in 2017 and 2016 for other services rendered by Ernst & Young LLP:

Types of Fees	2017	2016
Audit Fees	$1,052,450	$1,045,628
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,052,450	$1,045,628

In the above tables, “audit fees” refers to fees for professional services for the audit of DCT Industrial Trust’s consolidated financial statements included in Form 10-Ks and review of DCT Industrial Trust’s consolidated financial statements included in Form 10-Qs, including all services required to comply with standards of the Public Company Accounting Oversight Board (United States), comfort letters, statutory audits, and review of documents filed with the SEC (Ernst & Young LLP fees for registration statements and comfort letters were $227,100 in 2017 and $187,718 in 2016); “audit-related fees” refers to fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; “tax fees” refers to fees for tax compliance, tax advice, and tax planning; and “all other fees” refers to fees billed by Ernst & Young LLP to DCT Industrial Trust for any services not included in the foregoing categories.

Pre-Approval Policies and Procedures

Under the audit committee’s charter, the audit committee is authorized to delegate to one or more of its members the authority to pre-approve audit and non-audit services. The audit committee has not delegated its pre-approval authority. The audit committee approved all audit and non-audit services provided to us by Ernst & Young LLP during the 2017 fiscal year.

Proposal 2: Non-Binding, Advisory Vote on Named Executive Officer Compensation

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S K, not less frequently than once every three years. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution.

At our 2017 annual meeting of stockholders held on May 3, 2017, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of our Company’s named executive officers every year, which was consistent with the recommendation of our board of directors. Our board of directors considered the voting results with respect to the frequency proposal and other factors, and the board determined for our Company to hold a non-binding, advisory vote on the compensation of our Company’s named executive officers every year.

Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, our Company is providing stockholders with the opportunity to approve the following non-binding, advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Our board of directors unanimously recommends that you vote FOR this resolution.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on our Company or the compensation committee. However, the compensation committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

Proposal 3: Approval of the 2018 Long-Term Incentive Plan

In March 2018, the board of directors adopted the 2018 Plan, subject to the approval of our stockholders. The 2018 Plan will become effective if and when it is approved by our stockholders and will replace our Second Amended and Restated 2006 Long-Term Incentive Plan, as amended (the “2006 Plan”), effective as of such date, whereupon no further awards will be made under the 2006 Plan.

By adopting the 2018 Plan we may continue to use equity awards to attract, retain and motivate employees. We believe that having a plan in place with a sufficient number of shares of common stock is critical to our ability to attract, retain and motivate employees in a highly competitive marketplace and ensure that the Company’s executive compensation is structured in a manner that aligns the executives’ interests with the success of the Company. The following highlights key reasons why we believe stockholders should approve the 2018 Plan:

Reasonable Plan Cost

•	Permits continued alignment of interests through use of equity compensation
•	Reasonable number of shares of common stock requested – 725,000 shares plus remaining shares from the 2006 Plan
•

Awards would not have a substantially dilutive effect (issuance of all shares, including shares remaining available under the 2006 Plan as of February 28, 2018, is less than 3.50% of outstanding shares of common stock and common units)

Responsible Grant Practices

•	0.87% three-year average burn rate – well below ISS industry standard of 2.82%
•	All equity awards granted to CEO vest ratably over at least four years
•	All equity awards granted to CEO are based on achievement of performance-based goals for the prior year
•	Robust stock ownership guidelines

Stockholder-Friendly Plan Features

•	Minimum vesting of one year required for all equity awards, other than a limited number of excepted awards
•	No liberal stock recycling—stock withheld for tax withholding, net exercise or exercise payment not added back
•	No repricing permitted without stockholder approval
•	Stockholder approval required to increase the stock reserve (i.e., no “evergreen” feature)
•	No acceleration of vesting of equity awards in connection with a change in control without consummation of such change in control (i.e., no liberal change in control definition)

Our board of directors unanimously recommends that you vote FOR approval of the 2018 Plan.

Shares of Stock Available for Issuance

The number of shares of common stock available for issuance under the 2018 Plan is 725,000 plus the number of shares of common stock available for issuance (and not potentially issuable pursuant to outstanding awards) under the 2006 Plan. No more than 3,500,000 shares of common stock may be issued in the form of incentive stock options.

As of February 28, 2018, there were 2,368,367 shares available under the 2006 Plan. As of February 28, 2018, the number of shares to be issued upon the exercise of outstanding options, warrants and rights for which we have reserved shares under the 2006 Plan is equal to 1,283,155, which includes: (i) 1,173,043 shares issuable pursuant to outstanding LTIP units (786,595 of which were vested), (ii) 75,855 shares issuable pursuant to outstanding phantom shares (62,741 of which were vested) and (iii) 34,257 shares subject to outstanding options

(all of which were vested and exercisable). The weighted average exercise price and term to maturity of these outstanding options was $17.79 per share and two years, respectively. In addition, an aggregate of 89,880 shares of unvested restricted stock granted under the 2006 Plan were outstanding as of February 28, 2018.

Shares of common stock underlying awards that are forfeited, canceled or otherwise terminated (other than by exercise) under the 2018 Plan and the 2006 Plan will be added back to the shares of common stock available for issuance under the 2018 Plan. Shares of common stock tendered or held back for taxes or to cover the exercise price of an option will not be added back to the reserved pool under the 2018 Plan.

As of February 28, 2018, the Company had 97,178,883 shares of common stock outstanding. As of February 28, 2018, the Company’s operating partnership had 2,456,092 common units outstanding that were not owned by the Company and are exchangeable into shares of common stock on a one-for-one basis, subject to certain conditions.

Burn Rate

The following table sets forth information regarding historical awards granted for each of the last three fiscal years and our corresponding annual burn rate calculated in the manner described below:

	2017	2016	2015
Stock Options Granted (A)	—	—	—
Full-Value Awards Granted (B)	192,000	262,000	337,792
Weighted average common stock/units outstanding during the fiscal year (C) (1)	96,044,000	93,779,000	92,409,000
Annual Burn Rate ((A+(B*3))/C) (2)	0.60%	0.84%	1.10%

Three Year Average Burn Rate (3)			0.85%

(1)	For each year, represents the weighted average number of shares of common stock of the Company and common units of the Company’s operating partnership outstanding during the year. Because the Company is a real estate investment trust that conducts substantially all of its operations through an operating partnership, both shares of common stock of the Company and common units of the Company’s operating partnership not owned by the Company are included for purposes of calculating our burn rate. Each common unit of the Company’s operating partnership is exchangeable into shares of common stock on a one-for-one basis, subject to certain conditions.
(2)	Burn rate represents: (a) the sum of (i) stock options granted plus (ii) (A) the number of shares subject to full-value awards granted during the year multiplied by (B) 3.0, which is a multiplier that is intended to reflect the greater value delivered by full-value awards as compared to stock options for purposes of comparing burn rates among companies that may utilize different forms of equity awards, divided by (b) the weighted average number of shares of common stock of the Company and common units of the Company’s operating partnership outstanding during the year.
(3)	As illustrated in the table above, our three-year average burn rate for the last three fiscal years was 0.85%, which is well below the ISS industry category burn rate threshold of 2.82%.

Summary of the 2018 Plan

The following description of certain material features of the 2018 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2018 Plan that is attached hereto as Appendix A.

Shares of Common Stock Available. The maximum number of shares of common stock to be issued under the 2018 Plan is 3,093,367. Based solely on the closing price of our common stock as reported on the NYSE on February 28, 2018, the maximum aggregate market value of the 3,093,367 shares that could potentially be issued under the 2018 Plan is $172,455,210. Shares of common stock underlying awards that are forfeited, canceled or otherwise terminated (other than by exercise) under the 2018 Plan and the 2006 Plan will be added back to the shares of common stock available for issuance under the 2018 Plan.

No Liberal Stock Recycling. Shares of common stock tendered or held back for taxes or to cover the exercise price of an option will not be added back to the reserved pool under the 2018 Plan. Upon the exercise of a stock appreciation right that is settled in shares of common stock, the full number of shares of common stock underlying the award will be charged to the reserved pool. Additionally, shares of stock we reacquire on the open market will not be added to the reserved pool. In the event we repurchase shares of stock on the open market, such shares of common stock shall not be added to the shares of common stock available for issuance under the 2018 Plan.

Types of Awards. The types of awards permitted under the 2018 Plan will include stock options, stock appreciation rights, restricted stock unit awards, restricted stock awards, unrestricted stock awards, dividend equivalent rights and other equity-based awards.

Eligibility. All officers, employees, non-employee directors and consultants of the Company and its subsidiaries will be eligible to receive awards under the 2018 Plan. Persons eligible to participate in the 2018 Plan will be those officers, employees, non-employee directors and consultants of the Company and its subsidiaries as selected from time to time by the Administrator (as defined below). Approximately 88 individuals are currently eligible to participate in the 2018 Plan.

Plan Administration. The 2018 Plan will be administered by either the compensation committee of the board of directors, the board of directors or by such other committee of the board performing the functions of the compensation committee (in either case, the “Administrator”). The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, including the right to accelerate vesting of awards, subject to the provisions of the 2018 Plan and to otherwise administer the 2018 Plan and the awards granted thereunder. Subject to applicable law, unless the Administrator determines others, in its sole discretion, the Chief Executive Officer of the Company or his or her delegate is authorized to exercise any and all of the Administrator’s authority and duties with respect to awards held by individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.

Change in Control. The 2018 plan does not provide for any automatic vesting in the event of a change in control. The Administrator may terminate all outstanding stock options and stock appreciation rights granted under the 2018 Plan in the event of a change in control, in which case the stock options and stock appreciation rights will become fully vested and exercisable as of the effective time of such transaction unless otherwise provided in the applicable award agreement and the Administrator may (i) make or provide for a payment, in cash or in kind, for each share of common stock subject to such a stock option or stock appreciation right, in exchange for the cancellation thereof, in an amount equal to the difference between the per share consideration received in the transaction and the exercise price of such award or (ii) permit holders of stock options and stock appreciation rights to exercise such awards (to the extent exercisable as of the consummation of the transaction) within a specified period of time prior to the change in control.

Minimum Vesting Period. The minimum vesting period for each equity award granted under the 2018 Plan must be at least one year, provided that up to 5% of the shares authorized for issuance under the 2018 Plan may be utilized for unrestricted stock awards or other equity awards with a minimum vesting period of less than one year. In addition, the Administrator may grant equity awards that vest within one year (i) if such awards are granted as substitute awards in replacement of other awards (or awards previously granted by an entity being acquired (or assets of which are being acquired)) that were scheduled to vest within one year or (ii) if such awards are being granted in connection with an elective deferral of cash compensation that, absent a deferral election, otherwise would have been paid to the grantee within the one year.

Term. No awards may be granted under the 2018 Plan ten years or more after the date of stockholder approval.

Repricing. The Administrator may not reprice or reduce the exercise price of any outstanding options or stock appreciation rights, other than as a result of a proportionate adjustment made in connection with a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, extraordinary dividend or other similar event.

Stock Options. The 2018 Plan permits the granting of (1) options intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2018 Plan will be non-qualified stock options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Non-qualified stock options may be granted to any persons eligible to receive incentive stock options and to non-employee directors and consultants. The exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of our shares of common stock on the date of grant.

The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Administrator. Options may be exercised in whole or in part by giving written or electronic notice to the Company.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Administrator, or by delivery (or attestation to the ownership following such procedures as we may prescribe) of shares of common stock that are not subject to restrictions under any Company plan. Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the Administrator may permit non-qualified stock options to be exercised using a net exercise feature which reduces the number of shares of common stock issued to the optionee by the number of shares of common stock with a fair market value equal to the exercise price.

To qualify as incentive stock options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares of common stock subject to incentive stock options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights. The Administrator may award stock appreciation rights to participants subject to such conditions and restrictions as the Administrator may determine, provided that the exercise price may not be less than 100% of the fair market value of our shares of common stock on the date of grant. Stock appreciation rights are settled in cash or shares of common stock. In addition, no stock appreciation right shall be exercisable more than ten years after the date the stock appreciation right is granted.

Restricted Stock Units. Restricted stock unit awards are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified vesting period. In the Administrator’s sole discretion, and subject to the participant’s compliance with the procedures established by the Administrator and requirements of Section 409A of the Code, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a restricted stock unit award.

Restricted Stock. The Administrator may award shares of common stock to participants subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restriction period.

Unrestricted Stock. The 2018 Plan gives the Administrator discretion to grant stock awards free of any restrictions. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Dividend Equivalent Rights. Dividend equivalent rights are awards entitling the grantee to current or deferred payments equal to cash dividends on a specified number of shares of common stock. Dividend equivalent rights may be settled in cash or stock and are subject to other conditions as the Administrator shall determine. Dividend equivalent rights may be granted to any grantee as a component of an restricted stock unit or as a freestanding award.

LTIP Units/Other Equity-Based Awards. The Administrator may grant LTIP units in the Company’s operating partnership or other units or any other membership or ownership interests (which may be expressed as units or otherwise) in a subsidiary (or other affiliate of the Company), with any stock being issued in connection with the conversion of (or other distribution on account of) an interest granted under the provisions of the 2018 Plan.

Adjustments for Stock Dividends, Stock Splits, Etc. The 2018 Plan requires the Administrator to make appropriate adjustments to the number of shares of common stock that are subject to 2018 Plan, to certain limits in the 2018 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the 2018 Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon any option exercise or vesting of other awards. Subject to approval by the Administrator, participants may elect to have the tax withholding obligations satisfied by authorizing the Company to withhold shares of common stock to be issued pursuant to an option exercise or other award. Additionally, the Administrator may provide for mandatory stock withholding up to the required withholding amount.

Amendments and Termination. Generally, under current New York Stock Exchange rules, all material amendments to the 2018 Plan, including those that materially increase the number of shares of common stock available, expand the types of awards available or the persons eligible to receive awards, extend the term of the 2018 Plan, change the method of determining the exercise price of options or delete or limit any provision prohibiting the repricing of options, must be approved by our common stockholders. The board of directors may determine to make amendments subject to the approval of the common stockholders for purposes of complying with the rules of the New York Stock Exchange or to preserve the qualified status of incentive stock options. Otherwise, our board of directors may amend or discontinue the 2018 Plan at any time.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the 2018 Plan. It does not describe all federal tax consequences under the 2018 Plan, nor does it describe state or local tax consequences.

Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (1) upon sale of such shares of common stock, any amount realized in excess of the option price (the amount paid for the shares of common stock) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (2) we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

An incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of service (or one year in the case of termination of employment by reason of disability). In the case of termination of service by reason of death, the three-month rule does not apply.

If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above, generally: (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof; and (2) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of common stock.

Non-Qualified Stock Options. No taxable income is generally realized by the optionee upon the grant of a non-qualified stock option. Generally: (1) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount; and (2) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified stock option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. We will generally be entitled to a tax deduction in connection with an award under the 2018 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments. The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments,” as defined in the Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

New Plan Benefits

Because the grant of awards under the 2018 Plan is within the discretion of the Administrator, we cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the 2018 Plan.

Proposal 4: Ratification of the Appointment of Independent Registered Public Accounting Firm

The consolidated balance sheets of DCT Industrial Trust Inc. as of December 31, 2017, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for the year ended December 31, 2017, were audited by Ernst & Young LLP, an independent registered public accounting firm, and our management believes that they are knowledgeable about our operations and accounting practices and are well qualified to act as our independent registered public accounting firm. Therefore, our audit committee has appointed Ernst & Young LLP to act as our independent registered public accounting firm for the year ending December 31, 2018. We are asking you to ratify this selection, which requires the affirmative vote of a majority of the votes cast at a meeting where a quorum is present.

Our board of directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.

Ernst & Young LLP representatives will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. In addition, the Ernst & Young LLP representatives will be available to respond to appropriate questions posed by any stockholders. Ernst & Young LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in our Company or in any of our subsidiaries, in any capacity.

Additional Information

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals must be received at our principal executive offices no later than the close of business on November 21, 2018. Such proposals must also comply with the requirements as to form and substance established by the SEC. Any such proposals should be addressed to: Secretary, DCT Industrial Trust Inc., 555 17th Street, Suite 3700, Denver, Colorado 80202.

In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at our Company’s 2019 annual meeting pursuant to the proxy access provision of our bylaws, notice of such nomination and other required information must be received by our Company between October 22, 2018 and November 21, 2018. Our bylaws state that such notice and other required information must be received by our Company not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the prior year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the prior year’s annual meeting).

In addition, our bylaws require the eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates. Notices and other required information must be received by our Secretary at our principal executive office, which is currently DCT Industrial Trust Inc., 555 17th Street, Suite 3700, Denver, Colorado 80202.

Stockholder Nominations and Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

For any stockholder nomination or proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2019 annual meeting, our bylaws permit such a presentation if (1) a stockholder’s notice of the proposal or nominee and any required supporting information is delivered to our Secretary during the period from 150 to 120 days before the anniversary date of the mailing of the notice for the previous year’s annual meeting, and (2) it is a proper matter for action by the stockholders. For consideration at the 2018 annual meeting, therefore, any stockholder nominee or proposals not submitted by the deadline for inclusion in the proxy must be received by us between October 22, 2018 and November 21, 2018. Notices of intention to present proposals at the 2019 annual meeting should be addressed to: Secretary, DCT Industrial Trust Inc., 555 17th Street, Suite 3700, Denver, Colorado 80202.

Voting Securities

Common stockholders of record at the close of business on March 7, 2018, will be eligible to vote at the meeting on the basis of one vote for each share held. On such date there were 93,971,231 shares of common stock outstanding. There is no right to cumulative voting and the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast will constitute a quorum.

Vote Required for Approval

Assuming the presence of a quorum:

(1) Each director must be elected by receiving votes cast for his or her election that exceed that votes cast against his or her election. Abstentions and broker non-votes, if any, will have no effect on the outcome of the election of directors.

(2) The non-binding, advisory vote on named executive officers compensation must be approved by the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

(3) The 2018 Plan must be approved by the affirmative vote of a majority of the votes present and entitled to vote on the proposal. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

(4) The ratification of the independent registered public accounting firm must be approved by the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is reached at the meeting.

Manner for Voting Proxies

The shares represented by all valid proxies received by phone, by Internet, or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted (1) for the nominees for director named earlier in this proxy statement; (2) for the compensation of our named executive officers; (3) for the approval of the 2018 Plan; (4) for ratification of the appointment of our independent registered public accounting firm; and (5) as otherwise recommended by the board of directors. The board of directors knows of no other matters which may be presented to the meeting.

Solicitation of Proxies

Proxies may be solicited on behalf of the board of directors by mail, telephone, other electronic means, or in person. Copies of proxy material and of the annual report may be supplied to brokers, dealers, banks and voting directors, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Proxies may be solicited by officers or employees of our Company, none of whom will receive additional compensation.

Attendance at the Meeting

All stockholders of record of shares of common stock of DCT Industrial Trust at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee (i.e., in “street name”), you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Each stockholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

Annual Report

Our current annual report and annual report on Form 10-K which include consolidated financial statements, has been made available to you via the Internet or delivered to you via the mail with this proxy statement. We will provide additional complete copies of the annual report to requesting stockholders, free of charge. You may send your written request to DCT Industrial Trust Inc., Investor Relations, 555 17th Street, Suite 3700, Denver, Colorado 80202.

Delivery of Documents to Stockholders Sharing an Address

If you share an address with any of our other stockholders, your household might receive only one copy of the proxy statement and/or annual report. To request individual copies of the annual report and proxy statement for each stockholder in your household, please contact the Investor Relations Department, DCT Industrial Trust Inc., 555 17th Street, Suite 3700, Denver, Colorado 80202 (telephone: 303-597-2400). We will deliver copies of the annual report and proxy statement promptly following your written or oral request. To ask that only one set of the documents be mailed to your household, please contact your broker.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and certain beneficial owners, or, collectively, reporting persons, to file reports of holdings and transactions in DCT Industrial Trust shares with the SEC and the NYSE. Based on our records and other information we believe that all of the reporting persons filed all the applicable SEC reports required for 2017, except as noted below. Mr. Pharris was late in filing two Form 4s with respect to shares of our common stock that were withheld to cover tax obligations on January 1, 2017 and January 1, 2018. The required report disclosing the two transaction was filed on March 6, 2018. In addition, Mr. Ruen was late in filing a Form 4 with respect to LTIP units in our operating partnership that were converted into common units of limited partnership interest in our operating partnership and then redeemed by us for cash on February 27, 2018. The required report disclosing the transaction was filed on March 5, 2018.

Other Matters

We do not anticipate any other business being brought before the meeting. In addition to the scheduled items, however, the meeting may consider properly presented stockholder proposals and matters relating to the conduct of the meeting. As to any other business, it is intended that proxies will be voted in the discretion of the persons voting such proxies.

March 21, 2018

Denver, Colorado

Appendix A

DCT INDUSTRIAL TRUST INC.

2018 LONG-TERM INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the DCT Industrial Trust Inc. 2018 Long-Term Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of DCT Industrial Trust Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its businesses to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee that is designated by the Board as the administrator of the Plan.

“Award” or “Awards” means an award under the Plan and, except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Unrestricted Stock Awards, Dividend Equivalent Rights and other equity-based awards as contemplated herein.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cause” means, unless otherwise provided in the grantee’s Award Certificate: (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or Subsidiaries or its affiliates; (iii) the commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company or Subsidiaries or any affiliate thereof; (iv) fraud, misappropriation or embezzlement; (v) a material breach of the grantee’s employment agreement (if any) with the Company or Subsidiaries or its affiliates; (vi) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the grantee; (vii) any illegal act detrimental to the Company or Subsidiaries or its affiliates; or (viii) repeated failure to devote substantially all of grantee’s business time and efforts to the Company if required by grantee’s employment agreement; provided, however, that, if at any particular time the grantee is subject to an effective employment agreement with the Company, then, in lieu of the foregoing definition, “Cause” shall at that time have such meaning as may be specified in such employment agreement.

“Change in Control” means the happening of any of the following:

(i) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), but excluding the Company, any entity controlling, controlled by or under common control with the Company, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity, and, with respect to any particular grantee, the grantee and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the grantee is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of either (A) the combined voting power of the Company’s then outstanding securities or (B) the then outstanding Stock (in either such case other than as a result of an acquisition of securities directly from the Company); or

(ii) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv) the members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s shareholders, was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period or are otherwise deemed to be Incumbent Directors, shall be deemed to be an Incumbent Director.

Notwithstanding the foregoing, no event or condition shall constitute a Change in Control to the extent that, if it were, a 20% tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such 20% tax.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means any natural person that provides bona fide services to the Company, and such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Disability” means, unless otherwise provided by in the grantee’s Award Certificate, the occurrence of an event which would entitle an employee of the Company to the payment of disability income under one of the Company’s approved long-term disability income plans or a long term disability as determined by the Administrator in its absolute discretion pursuant to any other standard as may be adopted by the Administrator. Notwithstanding the foregoing, no circumstances or condition shall constitute a Disability to the extent that, if it were, a 20% tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Disability to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such 20% tax.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the New York Stock Exchange or another national securities exchange, the determination shall be made by reference to reported market sales prices. If there are no reported market sales prices for such date, the determination shall be made by reference to the last date preceding such date for which there are reported market sales prices.

“Family Member” of a grantee means a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50% of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50% of the voting interests.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Minimum Vesting Period” means the one-year period following the date of grant of an Award.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Operating Partnership” means DCT Industrial Operating Partnership LP.

“Restricted Stock” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means an Award of Restricted Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means the units underlying a Restricted Stock Unit Award, each of which represents the right to receive one share of Stock or a cash payment equal to the Fair Market Value of one share of Stock at the time and upon the conditions applicable to the Restricted Stock Unit Award.

“Restricted Stock Unit Award” means an Award of Restricted Stock Units subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Retirement” means, unless otherwise provided in the grantee’s Award Certificate, the Termination of Service (other than for Cause) of a grantee on or after the grantee’s attainment of age 65 or on or after the grantee’s attainment of age 55 with five consecutive years of service with the Company or Subsidiaries or its affiliates.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive cash or shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Termination of Service” means a grantee’s termination of employment or other service, as applicable, with the Company and Subsidiaries. Unless otherwise provided in the grantee’s Award Certificate, cessation of service as an officer, employee, director or Consultant shall not be treated as a Termination of Service if the grantee continues without interruption to serve thereafter in another one (or more) of such other capacities, and Termination of Service shall be deemed to have occurred when service in the final covered capacity ceases.

“Units” means units of partnership interest, including one or more classes of profits interests in the Operating Partnership.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)    Administration of Plan. The Plan shall be administered by the Administrator.

(b)    Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan and otherwise administer the Plan and the Awards granted hereunder, including, without limitation, the power and authority:

(i)    to select the individuals to whom Awards may from time to time be granted;

(ii)    to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Unrestricted Stock Awards, Dividend Equivalent Rights and other equity-based awards, or any combination of the foregoing, granted to any one or more grantees;

(iii)    to determine the number of shares of Stock to be covered by any Award;

(iv)    subject to the limitations set forth in Section 2(d) below, to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(v)    to accelerate at any time the exercisability or vesting of all or any portion of any Award in circumstances involving the grantee’s death, disability, retirement or termination of employment or a change in control (including a Change in Control);

(vi)    subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and

(vii)    at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees, and shall otherwise be accorded the maximum deference permitted by law, provided that the Administrator’s interpretations shall not be entitled to deference after a Change in Control except to the extent that such interpretations are made exclusively by members of the Board who served as Board members before the Change in Control.

(c)    Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company or his or her delegate all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. Any such delegation by the Administrator may include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and may contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d)    Minimum Vesting Period. The vesting period for each Award granted under the Plan, other than an Excepted Award (as defined below), must be at least equal to the Minimum Vesting Period; provided, however, nothing in this Section 2(d) shall limit the Administrator’s authority to accelerate the vesting of Awards as set forth in Section 2(b)(v) above; and, provided further, notwithstanding the foregoing, (i) up to 5% of the shares of Stock authorized for issuance under the Plan may be utilized for Unrestricted Stock Awards or other Awards with a vesting period that is less than the Minimum Vesting Period, (ii) Awards may granted as substitute Awards in replacement of other Awards (or awards previously granted by an entity being acquired (or assets of which are being acquired)) that were scheduled to vest within the Minimum Vesting Period or (iii) Awards may be granted in connection with an elective deferral of cash compensation that, absent a deferral election, otherwise would have been paid to the grantee within the Minimum Vesting Period (each such Award, an “Excepted Award”).

(e)    Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in a Termination of Service.

(f)    Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(g)    Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in

Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)    Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 725,000 shares plus the number of shares of Stock available for issuance (and not potentially issuable pursuant to outstanding awards) under the Company’s Second Amended and Restated 2006 Long-Term Incentive Plan, as amended (the “2006 Plan”), as of the Effective Date, subject to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any Awards issued under the Plan or awards issued under the 2006 Plan that are forfeited, canceled or otherwise terminated (other than by exercise) on or after the Effective Date shall be added back to the shares of Stock available for issuance under the Plan. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of a Stock Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that no more than 3,500,000 shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b)    Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number and kind of shares reserved for issuance under the Plan, including the maximum number and kind of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share of Restricted Stock subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(c)    Termination of Stock Options and SARs in Connection with Mergers and Other Transactions. In the event of a merger, consolidation, conversion, sale of all or substantially all of the assets of the Company or similar transaction involving the Company and one or more other entities, unless otherwise provided in the Award Certificate for a particular Award, the Administrator shall have the right to terminate any or all outstanding Stock Options or Stock Appreciation Rights. In the event of such a termination, each Stock Option and Stock Appreciation Right that is terminated shall become vested and fully exercisable as of the effective time of such transaction and the Company will take one of the following actions with respect to each such Stock Option and Stock Appreciation Right (with the choice among the following options to be made by the Administrator in its sole discretion): (A) make or provide for a payment, in cash or in kind, to the grantee holding such Stock Option or Stock Appreciation Right, in exchange for the cancellation thereof, in an amount equal to the excess, if any, of (i) the value of the consideration received or to be received with respect to each share of Stock in such transaction multiplied by the number of shares of Stock subject to such Stock Option or Stock Appreciation Right (to the extent then exercisable (after taking into account any acceleration hereunder) at prices not in excess of the per share amount of such consideration) above (ii) the aggregate exercise price for such shares of Stock pursuant to such Stock Option or Stock Appreciation Right; or (B) permit the grantee holding such Stock Option or Stock Appreciation Right, within a specified period of time prior to such termination, as determined by the Administrator, to exercise such Stock Option or Stock Appreciation Right as of, and subject to, the consummation of the transaction pursuant to which such Stock Option or Stock Appreciation Right is to be terminated (to the extent such Stock Option or Stock Appreciation Right would be exercisable as of the consummation of the Change in Control (after taking into account any acceleration hereunder)).

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and Consultants of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5. STOCK OPTIONS

(a)    Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b)    Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(c)    Stock Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d)    Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. Subject to Section 2(b)(v), the Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e)    Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the applicable Award Certificate:

(i)    In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii)    Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan with such surrendered shares valued at the Fair Market Value on the exercise date;

(iii)    By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv)    With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price and the remainder of the aggregate exercise price to be paid by the optionee in cash or other method of payment permitted hereunder.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the applicable Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f)    Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6. STOCK APPRECIATION RIGHTS

(a)    Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b)    Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(c)    Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d)    Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7. RESTRICTED STOCK AWARDS

(a)    Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.

(b)    Rights as a Stockholder. Upon the grant of a Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the Restricted Stock granted thereunder, including voting of the Restricted Stock and receipt of dividends. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock is vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c)    Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the applicable Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee experiences a Termination of Service for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such Termination of Service, and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Stock that is represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d)    Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.”

SECTION 8. RESTRICTED STOCK UNITS

(a)    Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Unit Awards under the Plan. A Restricted Stock Unit Award is an Award of Restricted Stock Units that, subject to the terms and conditions of the applicable Award Certificate, may be settled in shares of Stock or cash upon the satisfaction of applicable restrictions and conditions. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock or, to the extent provided in the relevant Award Certificate, in cash at the time and subject to the conditions applicable to such Award. Each Restricted Stock Unit Award that is subject to Section 409A shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b)    Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Restricted Stock Unit Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Unless provided by the Administrator, any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c)    Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his Restricted Stock Units, subject to the provisions of Section 10 and such terms and conditions as the Administrator may determine.

(d)    Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s Termination of Service for any reason.

SECTION 9. UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10. DIVIDEND EQUIVALENT RIGHTS

(a)    Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the applicable Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments.

(b)    Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s Termination of Service for any reason.

SECTION 11. OTHER EQUITY-BASED AWARDS

(a)    The Administrator shall have the right (i) to grant other Awards based upon the Stock having such terms and conditions as the Administrator may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of convertible preferred shares, convertible debentures and other exchangeable or redeemable securities or equity interests, (ii) to grant limited-partnership or any other membership or ownership interests (which may be expressed as units or otherwise) in a Subsidiary or operating or other partnership (or other affiliate of the Company), including, without limitation, LTIP units in the Operating Partnership or other Units, with any Stock being issued in connection with the conversion of (or other distribution on account of) an interest granted under the authority of this clause (ii) to be subject, for the avoidance of doubt, to Section 3 and the other provisions of the Plan, and (iii) to grant Awards valued by reference to book value, fair value or performance parameters relative to the Company or any Subsidiary or group of Subsidiaries.

SECTION 12. TRANSFERABILITY OF AWARDS

(a)    Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b)    Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards (other than Incentive Stock Options) to his or her Family Members for no value or consideration; provided that the transferee agrees in writing to be bound by all of the terms and conditions of this Plan and the applicable Award.

(c)    Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Company and shall not be effective until received by the Company. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 13. TAX WITHHOLDING

(a)    Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b)    Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the Company’s required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid adverse accounting treatment or as determined by the Administrator. The Administrator may also require Awards to be subject to mandatory share withholding up to the required withholding amount. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the Participants.

SECTION 14. SECTION 409A AWARDS

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 15. TERMINATION OF SERVICE, TRANSFER, LEAVE OF ABSENCE, ETC.

(a)    For purposes of the Plan, the following events shall not be deemed a Termination of Service:

(i)    a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(ii)    an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the grantee’s consent. Except as provided in Section 3(b) or 3(c), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards. The Board, in its discretion, may determine to make any Plan amendments subject to the approval of the Company’s stockholders for purposes of complying with the rules of any securities exchange or market system on which the Stock is listed or ensuring that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).

SECTION 17. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18. GENERAL PROVISIONS

(a)    No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b)    Delivery of Stock Certificates. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c)    Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(d)    Trading Policy Restrictions. Stock Option exercises and other actions taken with respect to Awards under the Plan may be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(e)    Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

(f)    No Further Awards Under the 2006 Plan. Following the Effective Date, no further awards will be issued under the 2006 Plan but outstanding awards granted under the 2006 Plan prior to the Effective Date shall continue to be governed by the terms and conditions of the 2006 Plan.

SECTION 19. EFFECTIVE DATE OF PLAN

This Plan shall become effective upon stockholder approval in accordance with applicable state law and the Company’s bylaws and articles of incorporation. No grants of Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 20. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS:

DATE APPROVED BY STOCKHOLDERS:

ATTN: INVESTOR RELATIONS 555 17TH STREET, SUITE 3700 DENVER, CO 80202

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E37241-P01837 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —— — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DCT INDUSTRIAL TRUST INC.
The Board of Directors recommends that you vote FOR all nominees listed. 1. The election of the following nominees as directors (terms expire in 2019)

Nominees:	For	Against	Abstain

1a. Philip L. Hawkins	☐	☐	☐	The Board of Directors recommends that you vote FOR the following proposals:	For	Against	Abstain
1b. Marilyn A. Alexander 1c. Thomas F. August	☐ ☐	☐ ☐	☐ ☐	2. To approve, by non-binding vote, the Company’s named executive officer compensation.	☐	☐	☐
1d. John S. Gates, Jr.	☐	☐	☐	3. To approve the Company’s 2018 Long-Term Incentive Plan.	☐	☐	☐
1e. Raymond B. Greer 1f. Tripp H. Hardin	☐ ☐	☐ ☐	☐ ☐	4. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018.	☐	☐	☐
1g. Tobias Hartmann 1h. Marcus L. Smith	☐ ☐	☐ ☐	☐ ☐	5. At the discretion of such proxies on any other matters that properly may come before the meeting or any adjournment thereof.

NOTE: This proxy, when properly completed and returned, will be voted in the manner directed herein by the undersigned stockholder. Unless direction is given to the contrary, this proxy will be voted “FOR” all nominees standing for election as directors, “FOR” the approval, by non-binding vote, of the Company’s named executive officer compensation, “FOR” the approval of the Company’s 2018 Long-Term Incentive Plan and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018.

For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting.	☐ Yes	☐ No	☐

The undersigned hereby acknowledges receipt of the Company’s Notice of 2018 Annual Meeting of Stockholders, Proxy Statement and Annual Report to Stockholders. By submitting this proxy, the undersigned revokes all prior proxies made by the undersigned in connection with the Company’s 2018 Annual Meeting of Stockholders.

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

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YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

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E37242-P01837

DCT INDUSTRIAL TRUST INC.
PROXY

Annual Meeting of Stockholders - To be held May 3, 2018, at 10:00 a.m., Mountain Daylight Time at 555 17th Street, Suite 3700, Denver, Colorado 80202

THE BOARD OF DIRECTORS OF DCT INDUSTRIAL TRUST INC. SOLICITS THIS PROXY

The undersigned hereby appoints Philip L. Hawkins and Matthew T. Murphy, or any one or more of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of the common stock of DCT Industrial Trust Inc., held of record by the undersigned on March 7, 2018, at the 2018 Annual Meeting of Stockholders, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY COMPLETED AND RETURNED BY YOU, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES STANDING FOR ELECTION AS DIRECTORS, “FOR” THE APPROVAL, BY NON-BINDING VOTE, OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION, “FOR” THE APPROVAL OF THE COMPANY’S 2018 LONG-TERM INCENTIVE PLAN AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be dated and signed on the reverse side)